As filed with the Securities and Exchange Commission on June 26, 2006
Registration No. 333-128011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 3
TO
FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DEFENSE INDUSTRIES INTERNATIONAL, INC.
(Name of small business issuer in its charter)

Nevada	5900	84-1421483
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number )	Identification No.)

8 Brisel Street
Industrial Zone Sderot, Israel
Tel: (972)(8) 689-1611
(Address and telephone number of Registrant’s principal executive offices and principal place of business)

Michael M. Ratner
Rizzo Inc.
14812 Calvert Street
Van Nuys, California 91411
Tel: (818) 781-6891
(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Steven J. Glusband, Esq.	David Efrati, Adv.
Carter Ledyard & Milburn LLP	Efrati, Galili & Co.
2 Wall Street	6 Wissotsky Street
New York, NY 10005	Tel Aviv, Israel 62338
Tel: (212) 238-8605	Tel: (972)(3) 545-2020
Fax: (212) 732-3232	Fax: (972)(3) 604-0111

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, Dated June 26, 2006

PROSPECTUS

DEFENSE INDUSTRIES INTERNATIONAL, INC.
3,911,158 SHARES OFCOMMON STOCK

         This prospectus relates to up to 3,911,158 shares of common stock, par value $0.0001 per share, of Defense Industries International, Inc. that the selling stockholders named in this prospectus or their transferees may offer from time to time. Of the shares of common stock offered hereby: (i) 3,283,650 shares were issued to the selling stockholders and up to 627,500 shares are issuable upon exercise of warrants. Such shares and warrants were issued to the selling stockholders pursuant to a securities purchase agreement, dated as of June 15, 2005. The registration of the shares of common stock does not necessarily mean that the selling stockholders or their transferees will offer or sell their shares.

        We are not offering or selling any of our shares of common stock pursuant to this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock offered by this prospectus. We will bear all expenses in connection with the preparation of this prospectus.

         Our common stock trades on the Over-the-Counter Bulletin Board, or OTC Bulletin Board, under the symbol “DFNS.OB.” On June 22, 2006, the closing price of our common stock on the OTC Bulletin Board was $0.29.

         Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2006.

ii

        When you are deciding whether to purchase the share of common stock being offered by this prospectus, you should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone to provide you with different information. We are not making any offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Prospectus Summary

        The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.

Defense Industries International, Inc.

        We are a manufacturer and global provider of personal military and civilian protective equipment and supplies. Our products are used by military, law enforcement, border patrol enforcement, and other special security forces, corporations, non-governmental organizations and individuals throughout the world. Our main products include body armor, bomb disposal suits, bullet proof vests and jackets, ballistic wall coverings, bullet proof ceramic and polyethylene panels, V.I.P. car armoring and lightweight armor kits for vehicles, personal military equipment, dry storage systems, liquid logistic products, tents and other camping and travel gear. Our principal executive offices are located at 8 Brisel Street, Industrial Zone Sderot, Israel, and our telephone number is (972) (8) 689-1611.

Private Placement of Common Stock and Warrants

         On June 15, 2005, we concluded a private placement of 1,833,334 shares of our common stock. The purchase price was $0.60 per share. We also granted the investors a right to purchase up to an aggregate of 365,000 additional shares of common stock at $0.94 per share issuable upon the exercise of warrants which are exercisable until June 30, 2007 and a right to purchase up to an aggregate of 182,500 additional shares of common stock at $2.40 per share issuable upon the exercise of warrants which are exercisable until June 30, 2010. In addition, pursuant to the terms of the securities purchase agreement, and as a result of a decrease in the share price of our common stock, the investors received an additional 1,368,191 shares of common stock effective June 16, 2006.

        In consideration for their services in connection with this private placement, we issued to two entities, 82,133 shares of common stock, warrants exercisable until June 30, 2007 to purchase up to an aggregate of 60,000 additional shares of common stock at $0.94 per share, and warrants exercisable until June 30, 2010 to purchase up to an aggregate of 20,000 additional shares of common stock at $2.40 per share. We have filed this prospectus, at our expense, as required by the securities purchase agreement among us and the selling stockholders. We will not receive any proceeds from the resale of the shares of common stock offered hereby by the selling stockholders.

The Offering

Shares of common stock outstanding	28,670,121 shares (1)

Outstanding shares of common stock being offered for sale by the selling stockholders	3,283,658 shares

Shares of common stock issuable upon exercise of warrants by the selling stockholders and which may be offered for sale	627,500 shares

Shares of common stock outstanding after the offering	29,297,621 shares (2)

Risk factors	An investment in our shares involves a high degree of risk. See "Risk Factors."

Use of proceeds	We will not receive any proceeds from the sale of the shares by the selling stockholders. Any proceeds received by us upon the exercise of the warrants held by the selling stockholders will be used for working capital and general corporate purposes. See "Use of Proceeds."

OTC Bulletin Board Symbol	“DFNS.OB”

(1)	As of March 31, 2006.
(2)	Assumes exercise, in full, of the warrants held by certain of the selling stockholders.

Summary Selected Financial Information

        The following summary selected financial data should be read in conjunction with our audited and unaudited financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2005	2004	2003	2006	2005

Statement of Operations Data:
Net revenues	$11,448,369	$12,036,404	$9,031,963	$1,833,371	$3,684,480
Cost of sales	8,770,157	8,811,955	6,455,315	1,524,473	3,029,383
Gross profit	2,678,212	3,224,449	2,576,648	308,898	655,097
Net income (loss)	(26,707)	381,169	127,771	(156,010)	83,238
Comprehensive income (loss)	(181,098)	442,631	263,957	(215,820)	58,633

Net income per share - basic and diluted	$0.00	$0.02	$0.01	$(0.01)	$0.00

	As at December 31, 2005	As at March 31, 2006

Balance Sheet Data:
Current assets	$7,952,348	$7,527,000
Working capital	4,618,405	4,139,507
Total assets	10,718,409	10,244,657
Total shareholders' equity	$5,223,473	$4,971,165

Risk Factors

        This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business and Our Industry

The products we sell are used in applications that are inherently risky and could give rise to product liability and other claims.

        The products that we manufacture are typically used in applications and situations that involve high levels of risk of personal injury. Failure to use our products for their intended purposes, failure to use them properly, their malfunction, or, in some limited circumstances, even correct use of our products, could result in serious bodily injury or death. Our main products include personal military and civilian protective equipment and supplies such as body armor, bomb disposal suits, ballistic wall coverings, bulletproof vests, and associated heavy fabric products, such as battle pouches and combat harness units, dry storage systems, liquid logistic products, tents and other camping and travel gear.

        The manufacture and sale of certain of our products may be the subject of product liability claims arising from the design, manufacture or use of such goods. If we are found to be liable in such claims, we may be required to pay substantial damages and our insurance costs may increase significantly as a result. Also, a significant or extended lawsuit, such as a class action, could also divert significant amounts of management’s time and attention. Our insurance coverage may not be sufficient to cover the payment of any potential claim. In addition, this or any other insurance coverage may not be available, or if available, we may not be able to obtain it at a reasonable cost. Any material uninsured loss could have a material adverse effect on our business, financial condition and results of operations. In addition, the inability to obtain product liability coverage would prohibit us from bidding for orders from certain governmental customers since, at present, many bids from governmental entities require such coverage, and any such inability would have a material adverse effect on our business, financial condition and results of operations.

We are subject to extensive government regulation and our failure or inability to comply with these regulations could materially restrict our operations and subject us to substantial penalties.

         We are subject to extensive regulation by governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on our operations. Furthermore, we have material contracts with governmental entities and are subject to rules, regulations and approvals applicable to government contractors. For the years ended December 31, 2005, 2004 and 2003 and the three months ended March 31, 2006, the Israeli Ministry of Defense accounted for $2,465,417, $2,094,590, $2,715,688 and $427,393 of our sales, respectively. We are also subject to routine audits to assure our compliance with these requirements. In addition, a number of our employees are required to obtain specified levels of security classification. Our business may suffer if we or our employees are unable to obtain the security classifications that are needed to perform services contracted for the Israeli Ministry of Defense, one of our major customers. Our failure to comply with these contract terms, rules or regulations could expose us to substantial penalties, including the loss of these contracts and disqualification as a government contractor of certain governments.

We have significant international operations and are therefore subject to additional financial and regulatory risks.

         While our principal executive offices are located in Israel, 56.7% of our sales in the year ended December 31, 2005, 69% of our sales in 2004, 45% of our sales in 2003 and %27.1 of our sales for the three months ended March 31, 2006 were generated from exports. We are seeking to increase the level of our international business activity. Our overseas operations are subject to various risks, including foreign import controls (which may be arbitrarily imposed and enforced and which could preclude sales to certain customers).

        One component of our strategy is to expand our operations into selected international markets. Military procurement, for example, has traditionally been international in scope. Countries in which we are actively marketing include Turkey, Cyprus, Chile, Mexico, Guatemala, India, Peru, Singapore and Brazil. We, however, may be unable to execute our business model in these markets or new markets. Further, foreign providers of competing products and services may have a substantial advantage over us in attracting consumers and businesses in their country due to earlier established businesses in that country, greater knowledge with respect to the cultural differences of consumers and businesses residing in that country and/or their focus on a single market.

        In pursuing our international expansion strategy, we face several additional risks, including:

—	Reduced protection of intellectual property rights in some countries;

—	Licenses, tariffs and other trade barriers;

—	Longer sales and payment cycles;

—	Greater difficulties in collecting accounts receivable;

—	Potential adverse tax consequences;

—	Laws and business practices favoring local competition;

—	Costs and difficulties of doing business and customizing products for foreign countries;

—	Compliance with a wide variety of complex foreign laws and treaties;

—	Political and economic instability; and

—	Variance and unexpected changes in local laws and regulations

        We may operate in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux. We cannot be certain that we are in compliance with, or will be protected by, all relevant local laws at any given point in time. A subsequent determination that we failed to comply with relevant local laws and taxation regimes could have a material adverse effect on our business, financial condition and results of operations.

        One or more of these factors could adversely effect our future international operations and, consequently, could have a material adverse effect on our business, financial condition and results of operation.

Currency exchange rate fluctuations in the world markets in which we conduct business could have a material adverse effect on our business, results of operations and financial condition.

        We may be adversely affected by fluctuations in currency exchange rates. A significant portion of our expenses is incurred in NIS and Euros. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. If we were to determine that it was in our best interests to enter into any hedging transactions in the future, there can be no assurance that we will be able to do so or that such transactions, if entered into, will materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. In addition, if for any reason exchange or price controls or other restrictions on the conversion of foreign currencies into NIS were imposed, our business could be adversely affected.

        There can be no assurance such fluctuations in the future will not have a material adverse effect on revenues from international sales, and consequently, on our business, operating results and financial condition.

Reduction in military budgets worldwide may cause a reduction in our revenues, which would adversely affect our business, operating results and financial condition.

         A significant portion of our revenues is derived from the sale of products to military markets. These revenues, on a consolidated basis, totaled approximately $8.96 million, or 78.2% of our revenues for the year ended December 31, 2005, $10.4 million, or 86.4% of our revenues in 2004, $6.7 million, or 74.7% of our revenues in 2003 and $1,037,941 or 56.6% of our revenues in the three months ended March 31, 2006. The military budgets of a number of countries may be reduced in the future. Declines in government military budgets may result in reduced demand for our products, resulting in a reduction of our revenues and would adversely affect our business, results of operations and financial condition.

Sales of our products are subject to governmental procurement procedures and practices; termination, reduction or modification of contracts with our customers, and especially with the government of Israel, or a substantial decrease in our customers’ budgets may adversely affect our business, operating results and financial condition.

        Our military products are sold primarily to government agencies and authorities, many of which have complex and time-consuming procurement procedures. A long period of time often elapses from the time we begin marketing a product until we actually sell that product to a particular customer. In addition, our sales to government agencies, authorities and companies are directly affected by those customers’ budgetary constraints and the priority given in their budgets to the procurement of our products.

        The termination, reduction or modification of our contracts or subcontracts with the Government of Israel in the event of change in requirements, policies or budgetary constraints would have an adverse effect on our business, operating results and financial condition.

We depend on sales to key customers and the loss of one or more of our key customers would result in a loss of a significant amount of our revenues.

         A significant portion of our revenues is derived from a small number of customers. The Israeli Ministry of Defense, accounted for 27.1% of our revenues for the three months ended March 31, 2006. The Israeli Ministry of Defense, HighCom Security Inc. and Armourshield Ltd. accounted for 18.3%, 10% and 9.3%, respectively, of our revenues for the year ended December 31, 2005. In the year ended December 31, 2004, Labock Technologies Ltd. and the Israeli Ministry of Defense accounted for 33.2% and 17.4% of our revenues, respectively. In the fiscal year ended December 31, 2003, the Israeli Ministry of Defense and Technistamp Ltd. accounted for 23.0% and 15.3% of our revenues, respectively.

        We anticipate that a significant portion of our future revenues will continue to be derived from sales to a small number of customers. If our principal customers do not continue to purchase products from us at current levels or if such customers are not retained and we are not able to derive sufficient revenues from sales to new customers to compensate for their loss, our revenues would be reduced and adversely affect our business, financial condition and results of operations.

Our markets are highly competitive and if we are unable to compete effectively, we will be adversely affected.

        The markets in which we operate are highly competitive with a large number of competitors ranging from small businesses to multinational corporations. Competitors who are larger, better financed and better known than us may compete more effectively than we can. In order to stay competitive in our industry, we must keep pace with changing technologies and client preferences.

        If we are unable to differentiate our products from those of our competitors, our revenues may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can.

There are limited sources for some of our raw materials and any shortage may significantly curtail our manufacturing operations.

        The raw materials that we use in manufacturing ballistic resistant garments and cars armoring include: Kevlar® produced by Dupont Ltd., Twaron® produced by Twaron Teijn Ltd., Dyneema® produced by DSM Ltd. and Spectra® and Gold Flex® produced by Honeywell. We purchase these materials in the form of woven cloth from independent weaving companies. In the event DuPont or its licensee in Europe cease for any reason to produce or sell Kevlar® to us, we would utilize the other ballistic resistant materials as a substitute. However, none of them is expected to become a complete substitute for Kevlar® in the near future. We enjoy a good relationship with our suppliers for these materials. If our supply of any of these materials were materially reduced or cut off, or if there were a material increase in the prices of these materials, our manufacturing operations could be adversely affected and our costs increased, and our business, financial condition and results of operations would be materially adversely affected.

We may be unable to complete or integrate acquisitions effectively, if at all, and as a result may incur unanticipated costs or liabilities or operational difficulties.

        We intend to grow through the acquisition of businesses and assets that will complement our current businesses. In 2005, we acquired Owen Mills Company and the operations of Chemoplast, but cannot be certain that we will be able to identify other attractive acquisition targets, obtain financing for acquisitions on satisfactory terms, or successfully acquire identified targets. Furthermore, we may have to divert our management’s attention and our financial and other resources from other areas of our business. Our inability to implement our acquisition strategy successfully may hinder the expansion of our business.

        Because we intend to acquire new businesses and assets to develop and offer new products, failure to implement our acquisition strategy may also adversely affect our ability to offer new products in line with industry trends.

        We may not be successful in integrating the operations of Owen Mills and Chemoplast or other acquired businesses into our existing operations. Integration may result in unanticipated liabilities or unforeseen operational difficulties, which may be material, or require a disproportionate amount of management’s attention. Acquisitions may result in us incurring additional indebtedness or issuing preferred stock or additional common stock. Competition for acquisition opportunities in the industry may rise, thereby increasing our cost of making acquisitions or causing us to refrain from making further acquisitions.

Our resources may be insufficient to manage the demands imposed by any future growth.

        Expansion of our operations may place significant demands on our management, administrative, operating and financial resources. Growth of our customer base, the types of products offered and the geographic markets served can place a significant strain on our resources. In addition, we believe that we may encounter difficulties in identifying and hiring personnel who are qualified both in the provision and marketing of our security products, based on our current compensation levels. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel, our ability to implement successful enhancements to our management, accounting and information technology systems, and our ability to adapt those systems, as necessary, to respond to growth in our business.

Technological advances, the introduction of new products, and new design and manufacturing techniques could adversely affect our operations unless we are able to adapt to the resulting change in conditions.

        Our future success and competitive position depend to a significant extent upon our proprietary technology. We must make significant investments to continue to develop and refine our technologies. We will be required to expend substantial funds for and commit significant resources to the conduct of continuing research and development activities, the engagement of additional engineering and other technical personnel, the purchase of advanced design, production and test equipment, and the enhancement of design and manufacturing processes and techniques. Our future operating results will depend to a significant extent on our ability to continue to provide design and manufacturing services for new products that compare favorably on the basis of time to market, cost and performance with the design and manufacturing capabilities. The success of new design and manufacturing services depends on various factors, including utilization of advances in technology, innovative development of new solutions for customer products, efficient and cost-effective services, timely completion and delivery of new product solutions and market acceptance of customers’ end products. Because of the complexity of some of our products, we may experience delays from time to time in completing the design and manufacture of new product solutions. In addition, there can be no assurance that any new product solutions will receive or maintain customer or market acceptance. If we were unable to design and manufacture solutions for new products of our customers on a timely and cost-effective basis, such inability could have a material adverse effect on our business, financial condition and results of operations.

We may need to raise additional capital in the future, which may not be available to us.

        We may need to raise additional funds for a number of uses, including:

—	Maintaining and expanding research and development;

—	Implementing marketing and sales activities for our products;

—	Hiring additional qualified personnel; and

—	Supporting an increased level of operations.

        We may not be able to obtain additional funds on acceptable terms or at all. If we cannot raise needed funds on acceptable terms, we may be required to delay, scale back or eliminate some aspects of our operations and we may not be able to:

—	Develop new products;

—	Enhance our existing products;

—	Remain current with evolving industry standards;

—	Take advantage of future opportunities; or

—	Respond to competitive pressures or unanticipated requirements.

        If adequate funds are not available to us, our business, results of operations and financial condition will be materially and adversely affected. Any equity or debt financings, if available at all, may cause dilution to our then-existing shareholders and may increase our financing expenses. If additional funds are raised through the issuance of equity securities, the net tangible book value per share of our common stock would decrease and the percentage ownership of then current shareholders would be diluted.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

        As a result of certain corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public company have increased in recent years. The Sarbanes-Oxley Act of 2002 requires changes in some of our corporate governance and securities disclosure or compliance practices. We expect that the on-going implementation of these regulations will further increase our legal compliance costs and will make some activities more time consuming. We are presently evaluating and monitoring regulatory developments and cannot estimate the magnitude of additional costs we may incur as a result of such developments. If we are required to implement Section 404 of the Sarbanes-Oxley Act of 2002, which governs internal controls and procedures for financial reporting, we will need to expend significant management time and financial resources to comply with the applicable requirements. This and other proposed legislation may increase the fees of our professional advisors and our insurance premiums.

Risk Factors Related to Our Common Stock

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. We would also incur penalties under our agreement with the investors in our private placement.

        Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. We would also incur penalties under our agreement with the investors in our private placement, pursuant to which we are obligated to maintain our shares on the OTC Bulletin Board.

Our shares of common stock are thinly traded, so you may be unable to sell at or near “ask” prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

        Our shares of common stock are “thinly-traded” on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your holdings.

We are subject to the penny stock rules and these rules may adversely affect trading in our common stock.

        Until our shares qualify for inclusion in the NASDAQ Stock Market system, the public trading, if any, of our common stock will be on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the common stock offered. Our common stock is subject to provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), commonly referred to as the “penny stock rule.” Section 15(g) sets forth certain requirements for transactions in penny stocks, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines “penny stock” to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our common stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. The definition of “Accredited Investors” includes among others, persons with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of a broker-dealer to trade and/or maintain a market in our common stock and may affect the ability of our shareholders to sell their shares.

We do not intend to pay dividends.

        We have never paid cash dividends to our stockholders and do not expect to do so in the foreseeable future. Our policy has been, and we currently intend, to continue to retain future earnings, if any, to finance our operations and expand our business and, therefore, do not expect to pay any dividends in the foreseeable future. The declaration of dividends is subject to the discretion of our Board of Directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our Board of Directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value or even maintain the price at which you purchased your common stock.

Risks Relating to Our Location in Israel

Conducting business in Israel entails special risks.

        Our principal operations and facilities are located in Israel, and our directors, executive officers and other key employees are also located primarily in the State of Israel. Accordingly, we are directly influenced by the political, economic and military conditions affecting Israel. Specifically, we could be adversely affected by any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, and a significant downturn in the economic or financial condition of Israel.

        Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Since September 2000, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza. In August 2005, Israel evacuated all Israeli settlements in the Gaza Strip and four settlements in the West Bank. In January 2006, Hamas won the elections in the Palestinian Authority and on March 28, 2006, elections to the Israeli parliament were held in Israel. The implications of these developments cannot at this time be foreseen.

        Furthermore, there are a number of countries that restrict business with Israel or Israeli companies. Restrictive laws or policies of those countries directed towards Israel or Israeli businesses has had, and may in the future continue to have, an adverse impact on our operations, our financial results or the expansion of our business. No predictions can be made as to whether or when a final resolution of the area’s problems will be achieved or the nature thereof and to what extent the situation will impact Israel’s economic development or our operations.

Most of our directors, officers and employees are obligated to perform annual military reserve duty in Israel. We cannot assess the potential impact of these obligations on our business.

        Our directors, officers and employees who are male adult citizens and permanent residents of Israel under the age of 48 are, unless exempt, obligated to perform annual military reserve duty and are subject to being called to active duty at any time under emergency circumstances. We cannot assess the full impact of these requirements on our workforce or business if conditions should change, and we cannot predict the effect on us of any expansion or reduction of these obligations.

Use of Proceeds

        We have filed this prospectus, at our expense, as required by the securities purchase agreement among us and the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of shares of our common stock. We may, however, receive up to $885,500 in proceeds from the exercise of warrants to purchase 425,000 shares of our common stock at $0.94 per share and 202,500 shares of our common stock at $2.40 per share, if and when they are exercised. These shares are included in the shares being offered for resale under this prospectus. We intend to use any proceeds received from the exercise of the warrants for general corporate purposes. We have agreed to bear all expenses relating to the registration of the common stock registered pursuant to the registration statement of which this prospectus is a part.

Market for Common Equity and Related Stockholder Matters

        Our common stock trade on the OTC Bulletin Board under the symbol DFNS.OB. The following table sets forth, for the periods indicated, the range of high and low prices of our common stock on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

	High	Low

2004
First Quarter	$0.39	$0.19
Second Quarter	0.80	0.22
Third Quarter	0.51	0.33
Fourth Quarter	1.32	0.40

2005
First Quarter	$1.45	$0.80
Second Quarter	1.01	0.48
Third Quarter	0.93	0.46
Fourth Quarter	0.73	0.27

2006
First Quarter	$0.38	$0.28
Second Quarter (through June 22, 2006)	$0.37	$0.22

        Monthly Stock Information

        The following table sets forth, for the most recent six months, the range of high asks and low bid prices of our common stock on the OTC Bulletin Board:

	High	Low

2005
December	0.42	0.28

2006
January	$0.38	$0.30
February	0.37	0.32
March	0.37	0.28
April	0.33	0.25
May	0.37	0.24

Holders

         As of June 19, 2006, we had approximately 43 record holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is OTC Transfer Agent, located at 231 E 2100 S, Salt Lake City, Utah.

Dividend Policy

        We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, for the finance of our operations and the expansion of our business. Any future dividend policy will be determined by our board of directors, subject to the applicable law, and will be based upon conditions then existing, including our results of operations, financial condition, current and anticipated cash needs, contractual restrictions and other conditions as the board of directors may deem relevant.

Selected Financial Information

        The following selected financial information for the years ended December 31, 2005, 2004 and 2003 is derived from our audited financial statements. Our financial statements for 2005, 2004 and 2003 have been audited by WEINBERG & COMPANY, P.A. When you read this information, it is important that you also read our financial statements and related notes, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

	Year ended December 31,			Three Months Ended March 31,
	2005	2004	2003	2005	2006

Statements of operations data:

Net revenues	$11,448,369	$12,036,404	$9,031,963	$3,684,480	$1,833,371
Cost of sales	8,770,157	8,811,955	6,455,315	3,029,383	1,524,473
Gross profit	2,678,212	3,224,449	2,576,648	655,097	308,898
Total operating expenses	2,621,781	2,351,707	2,276,686	541,177	529,939
Income (loss) from operations	56,431	872,742	299,962	113,970	(221,041)
Income (loss) before income taxes	59,741	761,675	227,862	149,977	(168,918)
Income tax (expense) benefit, net	71,515	338,745	94,554	49,014	15,222
Income (loss) before minority interest	(11,774)	422,930	133,308	100,963	(184,140)
Minority interest	(14,933)	(41,761)	(5,537)	(17,725)	28,130
Net income (loss)	(26,707)	381,169	127,771	83,238	(156,010)
Comprehensive income(loss)	(181,098)	442,631	263,957	58,633	(215,820)
Net income per share - basic and diluted	0.00	0.02	0.01	0.00	(0.01)

	As of December 31, 2005	As of March 31, 2006

Balance Sheet Data:

Total current assets	$7,952,348	$7,527,000
Working capital	4,618,405	4,139,507
Total assets	10,718,409	10,244,657
Total shareholders' equity	5,223,473	4,971,165

Management’s Discussion and Analysis of Financial Condition and Results of Operations

        The following is management’s discussion and analysis of certain significant factors which have affected our financial position and operating results during the periods included in the accompanying consolidated financial statements, as well as information relating to the plans of our current management.

Overview

        We are a manufacturer and global provider of personal military and civilian protective equipment and supplies. Our products are used by military, law enforcement, border patrol enforcement, and other special security forces, corporations, non-governmental organizations and individuals throughout the world.

        Our main products include body armor, bomb disposal suits, bullet proof vests and jackets, ballistic wall coverings, bullet proof ceramic and polyethylene panels, V.I.P. car armoring and lightweight armor kits for vehicles, personal military equipment, dry storage systems, liquid logistic products, tents and other camping and travel gear.

        We believe that current international tensions, the events of September 11, 2001 as well as terror attacks in Europe, Asia and Africa in recent years, the subsequent war on terrorism, and the continuing conflict in Iraq are all likely to result in additional interest in our products, and that the demand for our products will continue to grow.

        We expect to address this growth by offering a comprehensive array of high quality branded security products that meet our customers’ increasingly complex security products requirements. We intend to enhance our position in the industry through additional strategic acquisitions and we believe that these acquisitions will also assist us to broaden our portfolio of products.

        The following elements define our growth strategy:

—	Expand our research and development activities in order to be able to provide new and innovative products and solutions.In 2005 we built a ballistic laboratory in our facilities in the Nazareth Industrial Area, and purchased equipment for ballistic research and development. In 2006, we intend to allocate part of the proceeds of our 2005 private placement for research and development of new ballistic solutions.

—	Pursue strategic acquisitions. In addition to our recent acquisition of Owen Mills and of the operations of Chemoplast, we intend to continue to selectively pursue strategic acquisitions that complement our product offerings, provide access to new geographic markets, and provide additional distribution channels and new customer relations.

—	Expand Distribution Networks and Product Offerings. We expect to continue to strengthen our distribution network by expanding our range of branded law enforcement equipment through the acquisition of and by investing in development of new and enhanced products which complement our existing offerings. We believe that a broader product line will strengthen our relationships with distributors and enhance our brand appeal with military, law enforcement and other end users.

Material Trends

         Local Military Market. The Israeli Military defense budget has been subject to reductions since the second half of the 2003. As a result, the demand for our products declined in the second half of 2003 and stabilized at a lower level in 2004 and in 2005. In 2004 and 2005 and in the three months ended March 31, 2006, sales to the Israeli Ministry of Defense were $1,250,695, $2,099,918 and $427,393, accounting for 10.4%, 18.3% and 23.3% of our sales, respectively.

        In the second half of 2005, the Israeli Government evacuated the Gaza strip. The evacuation process resulted in large expenses and caused a reduction in the funds that were initially budgeted for the procurement of new products. Additionally, as a result of the Israeli Government’s decisions and the evacuation, the Israeli Defense Forces have indicated that they will slightly reduce their size and that equipment will be stored for long periods in environments that will promote battlefield readiness and the capability of quick deployment. In light of these trends, we believe that our local military business will grow as a result of an increase in the demand for our dry storage systems products. However, the budget for 2006 has not been approved as of yet, and only limited purchases have been made by the Israeli defense forces since January 1, 2006. Accordingly, such increase will probably not be reflected until the second half of 2006.

         Export Military Market. Our customers in this market are military and law enforcement organizations, mostly in South America, North America and Europe. Their budgets fluctuate and as a result we cannot identify definite trends in these markets. In 2004 and 2005 and in the three months ended March 31, 2006, we had sales of $2,792,702, $882,440 and $67,673 in South America, sales of $4,036,584, $1,251,611 and $93,497 in North America, and sales of $776,305, $3,532,161 and $265,816 in Europe, respectively.

        Since 2003, we have increased our export efforts and sales as a consequence of the worldwide environment resulting from the events of September 11, 2001, the subsequent war on terrorism and the continuing conflict in Iraq. We are continuing our efforts to strengthen our position in our existing export markets in the U.S., South America, Asia and Europe, and to extend our presence to new export markets in South America and Europe. We believe that those markets are growing and that any future success in such markets is mainly dependant on our ability to be competitive in our pricing and the quality of our products.

        As a result of the above, we expect that our export military business will continue to be under pressure in the next year, but that we will experience growth in the following two to three years.

        Local Civilian Market. Our product range to the civilian market is diversified. In 2004 and 2005, our local market business grew as a result of the improvement of the economic situation in Israel. We expect a modest increase in this market in 2006 and in the future.

        Industry Consolidation. Prior to 2005, we encountered additional competition as a result of a trend toward consolidation among our competitors. This trend abated in 2004 and is not as relevant at present. However, there can be no assurance that additional consolidation among our competitors will not take place in the future.

Recent Developments

        On November 17, 2003, in response to concerns from the law enforcement community, the U.S. Department of Justice announced an initiative to address the reliability of body armor used by law enforcement personnel and to examine the future of bullet-resistant technology and testing. These concerns followed the failure of a relatively new Zylon®-based body armor vest worn by a Pennsylvania police officer. As part of this initiative, the American NIJ, examined Zylon®-based bullet-resistant vests (both new and used) and reviewed the existing process by which bullet-resistant vests are certified. Zylon® (or PBO fiber – poly-p-phenylene benzobisoxazole) is a high-strength organic fiber produced by Toyobo Co., Ltd.

        On August 24, 2005, the American National Institution of Justice, or NIJ, released a status report of its examination to the Department of Justice in which the American NIJ announced, among other things, that although the test results do not conclusively prove that all Zylon®-containing body armor models have performance problems, they show that used Zylon®-containing body armor may not provide the intended level of ballistic resistance. The test results also imply that a visual inspection of body armor and its ballistic panels does not indicate whether a particular piece of Zylon®-containing body armor has maintained its ballistic performance. On such date, the American NIJ also issued a Body Armor Standard Advisory Notice advising that it has identified Zylon® as a material that appears to create a risk of death or serious injury as a result of degraded ballistic performance when used in body armor. The American NIJ also introduced the American NIJ 2005 Interim Requirements for Bullet-Resistant Body Armor, or the American NIJ Interim Requirements, modifying and supplementing NIJ Standard 0101.04 (Ballistic Resistance of Personal Body Armor), or the American NIJ Standard 0101.04.

        Under the NIJ Interim Requirements, any body armor model that was found by NIJ to be compliant with NIJ Standard 0101.04 prior to the effective date of NIJ Interim Requirements must, in order to comply with NIJ Interim Requirements, obtain from NIJ a notice of compliance by, among other things, submitting to NIJ either: (i) evidence that demonstrates to the satisfaction of NIJ that the body armor model will maintain ballistic performance over its declared warranty period; or (ii) a written certification (the sufficiency of which shall be determined by NIJ) that the model contains no material listed in an NIJ Body Armor Standard Advisory Notice in effect at the time of submission.

        As a result of these developments, legal proceedings have been filed against certain U.S. based manufacturers. In addition, certain major U.S. based manufacturers have initiated exchange and upgrade programs for bullet-resistant vests. These developments have caused a general decline in sales of bullet-resistant vests.

         Our products do not contain Zylon®. In accordance with the American NIJ Interim Requirements, we intend to immediately apply to the American NIJ to obtain a notice of compliance with the NIJ Interim Requirements with respect to our products that were previously found by the American NIJ to be compliant with the American NIJ Standard 0101.04. However, the general decline in sales of bullet-resistant vests have affected us, and our sales of bullet-resistant vests, which account for approximately 40% of our revenues in 2004 and 2003, decreased in 2005 and in the first quarter of 2006.

        Gross Profit Margins. Our pricing policy, although slightly different from one product to the other, is based on maintaining our existing overall gross margins. We do not expect a material change in our gross profit margins in the foreseeable in future.

         Backlog. We had approximately $2.3 million of unfilled customer orders at March 31, 2006, out of which approximately $400,000 was attributable to orders from military customers in South America, approximately $250,000 was attributable to orders from civilian and military customers in Africa and Asia, approximately $150,000 was attributable to the local civilian market, approximately $500,000 was attributable to the U.S. civilian market and approximately $1 million was attributable to the Israeli Ministry of Defense.

Operations in the Erez Industrial Zone

        During 2004, the Israeli Government decided to evacuate the Erez Industrial Zone in the Gaza Strip where part of our operations were located. We evacuated our remaining operations from the Erez Industrial Zone in August 2005. The Israeli Government’s decision to evacuate the Gaza Strip was supported by certain resolutions as well as the Israeli Evacuation Compensation Law (2005), that was adopted by the Israeli Parliament to compensate the Israeli Gaza Strip settlers as well as business and property owners in the Gaza Strip and in the Erez Industrial Zone.

        During the second half of 2004, we prepared for the eventual evacuation of facilities we owned and leased within this area by merging existing production facilities. We moved one of our “light cut and sew” operations to Sderot and some of our webbing equipment to Nazareth.

        At December 31, 2005, we recorded a receivable in the amount of $217,447, which represents costs incurred related to the evacuation of the Erez Industrial Zone, which according to the “Evacuation Law” we will recover from the State of Israel. Of theses costs, $127,865 represents the net book value of the facilities abandoned and $89,612 represents all other moving costs. In February 2006, three of our subsidiaries, Export Erez Ltd., Mayotex Ltd. and Achidatex Nazareth Elite (1997) Ltd. filed a claim for compensation pursuant to the Evacuation Compensation Law. We cannot provide any assurance that the claim, which substantially exceeds the amount of our receivable, will be approved in full, or to what extent, and if approved in whole or in part, when the compensation will be paid.

Critical Accounting Policies

        We have identified the following policies as critical to the understanding of our financial statements. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

         Revenues and Revenue Recognition. Revenues from sales of products are recognized upon shipment to customers. We provide a warranty on goods ranging from three to four years. Our policy is to consider the establishment of a reserve for warranty expenses. Based upon our historical experience, we did not establish a reserve at March 31, 2006, December 31, 2005 or December 31, 2004. If we change any of our assumptions with regard to our recognition of revenues, or if there is a change with respect to warranties expenses our financial position and results of operations may change materially.

        Foreign Currency Translation and Transactions. The functional currency of Export Erez, Ltd., Mayotex Ltd., and Achidatex Nazareth Elite is the New Israeli Shekel, or NIS. The functional currency of Dragonwear Trading Ltd. is the Cyprus Pound, or CYP. The financial statements of Dragonwear are translated into NIS. The financial statements for all of these entities are then translated into U.S. dollars from NIS at period-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. Foreign currency transaction gains or losses from transactions denominated in currencies other than NIS are recognized in net income in the period the gain or loss occurs. Any change in exchange rates may have a material impact on our financial position and results of operations.

        Accounts Receivable. Accounts receivable consist primarily of receivables from customers and institutions. We record a provision for doubtful accounts, when appropriate, to allow for any amounts which may be unrecoverable based upon an analysis of our prior collection experience, customer creditworthiness and current economic trends.

        Inventories. Inventories are valued at the lower of cost or market value using the first-in first-out method. The cost includes expenses of freight-in transportation. The specific identification method is used for finished goods since all orders are custom orders for customers. Inventories write-offs and write-down provisions are provided to cover risks arising from slow-moving items or technological obsolescence. Any change in our assumptions with respect to the need to write-off or write-down the value of our inventories may have material affect on our financial position or results of operations.

        Property Plant and Equipment. Fixed assets are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of three to twenty-five years. These long-lived assets are generally evaluated on an individual basis in making a determination as to whether such assets are impaired. Periodically, we review our long-lived assets for impairment based on estimated future non-discounted cash flows attributed to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values. The use of different assumptions with respect to the expected cash flows from our assets and other economic variables, primarily the discount rate, may lead to different conclusions regarding the recoverability of our assets’ carrying values and to the potential need to record an impairment loss for our long lived assets.

Results of Operations

Three Months Ended March 31, 2006 Compared with Three Months Ended March 31, 2005

         Net Revenues. Net revenues for the three months ended March 31, 2006 decreased to $1,833,371 from $3,684,480 in the same period in 2005, a decrease of 50.2%. The decrease is primarily attributable to the decrease in export sales, resulting from the general decline in sales of bullet-resistant vests and from reduction in sales to the IDF, due to the delay in the approval of the IDF budget for 2006. The decrease in sales of bullet-resistant vests is due to the failure of the relatively new Zylon®-based body armor vest, and the new requirements of the American NIJ for certifying new bullet-resistant vests. In the three months ended March 31, 2006, Achidatex, Export Erez, and Owen Mills accounted for $682,469 or 37.2%, $896,546 or 48.9%, and $254,356 or 13.9% of our revenues, respectively. In the three months ended March 31, 2005 Achidatex, Export Erez, and Owen Mills accounted for $1,977,844 or 53.7%, $1,624,523 or 44.1%, and $82,113 or 2.2% of our revenues, respectively. The revenues attributable to Owen Mills relate to the period beginning from February 28, 2005.

         The following table sets forth the breakdown of sales by segment for the three months ended March 31, 2006 and 2005.

	Three months ended March 31,
	2006	2005

Sales to the local civilian market	$795,430	$459,020
Sales to the local military market	540,773	581,467
Export military sales	497,168	2,643,993

Total	$1,833,371	$3,684,480

         Gross Profit and Gross Profit Margin. Gross profit for the three months ended March 31, 2006 was $308,898 compared to $655,097 for the same period in 2005. This decrease in gross profit is principally attributable to the decrease in our sales in the first quarter of 2006. In the three months ended March 31, 2006 Achidatex, Export Erez and Owen Mills accounted for 15.1%, 12.9%, and 18.5%, of our gross profit, respectively. In the three months ended March 31, 2005 Achidatex, Export Erez and Owen Mills accounted for 14.2%, 13%, and 18%, of our gross profit, respectively. The revenues attributable to Owen Mills relate to the period beginning from February 28, 2005.

         Our gross profit margin for the three months ended March 31, 2006 was 16.8% compared to 17.8% for the same period in 2005. Achidatex’s gross margin for the three months ended March 31, 2006 was 15.1% compared to 14.1% for the same period in 2005. Export Erez’s gross margin for three months ended March 31, 2006 was 13.0% compared to 12.98% for the same period in 2005 and Owen Mills’ gross margin for three months ended March 31, 2006 was 18.5% compared to 18.0% for the same period in 2005.

         Selling Expenses. Selling expenses for the three months ended March 31, 2006 decreased to $135,689 from $144,081 for the same the same period in 2005. The decrease in our selling expenses was attributable to the decrease in export sales which resulted in lower selling commissions. Achidatex’s selling expenses for the three months ended March 31, 2006 were $88,147 compared to $89,572 for the three months ended March 31, 2005. Export Erez’s selling expenses for the three months ended March 31, 2006 were $45,500 compared to $54,509 for the three months ended March 31, 2005. Owen Mills selling expenses for the three months ended March 31, 2006 were $2,042 compared to $1,100 for the period between February 28, 2005 and March 31, 2005.

         General and Administrative Expenses. General and administrative expenses for three months ended March 31, 2006 decreased slightly to $394,250 from $397,096 for the same period in 2005, mainly as a result of our policy to strictly monitor these expenses.

         Financial Expenses. We had financial expenses, net of $7,383 for the three months ended March 31, 2006 as compared to $44,169 for the same period in 2005. This decrease is mainly attributable to the increase in the exchange rate between the U.S. dollar and the NIS.

         Gain on Fair Value Adjustment to Embedded Derivatives. Pursuant to a securities purchase agreement we executed with a group of investors on June 15, 2005, we issued to such investors warrants to purchase 627,500 shares of our common stock. Our accounting for the warrants was based on guidance from SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock. Accordingly, the warrants were treated as derivatives and classified as a liability. The warrants were recorded at fair value, based on the Black-Scholes pricing model, and will be revalued each reporting period with the change in fair value recorded as other income (expenses). For the three months ended March 31, 2006, the fair value adjustment resulted in a gain of $29,218.

         Other Income, Net. We had other income, net for the three months ended March 31, 2006 of $30,288 as compared to other income of $80,226 for the same period in 2005. The other income in 2006 is attributable to realized and unrealized gains from our sale of securities.

         Income Tax Expense. Our income tax expense for the three months ended March 31, 2006 was $15,222 as compared to a tax expense of $49,014 for the comparable period in 2005. As an Israeli tax payer, we are unable to include the loss of Own Mills in our consolidated income tax filings in Israel. Achidatex’s income tax expense for the three months ended March 31, 2006 was $921 compared to $34,651 for the three months ended March 31, 2005. Export Erez’s income tax expense for the three months ended March 31, 2006 was $13,501 compared to income tax expense of $23,069 for the three months ended March 31, 2005. Defense Industries did not have any tax expenses for the three months ended March 31, 2006 compared to a tax income of $8,705 for the three months ended March 31, 2005. Owen Mills income tax expense for the three months ended March 31, 2006 was $800.

         Minority Interest. Minority interest in the profits and losses of one of our consolidated subsidiaries represents the minority shareholders’ share of the profits or losses in such majority owned subsidiary. For the three months ended March 31, 2006, we recognized and recorded minority share in our loss of $28,130 compared with the minority share in our profit of $17,725 for the three months ended March 31, 2005.

         Net Income (Loss). In the three months ended March 31, 2006 we had a net loss of $156,010 as compared to net income of $83,238 for the three months ended March 31, 2005. Achidatex’s net loss for the three months ended March 31, 2006 was $89,077 compared to net income of $56,129 for the three months ended March 31, 2005. Export Erez’s net loss for the three months ended March 31, 2006 was $14,221 compared to net income of $87,936 for the three months ended March 31, 2005. Owen Mills’ net loss for the three months ended March 31, 2006 was $40,495 compared to $9,325 for the period between February 28, 2005 and March 31, 2005.

         Other Comprehensive Income (Loss). We had other comprehensive loss, for the three months ended March 31, 2006 of $59,810 as compared to other comprehensive loss of $24,605 for the three months ended March 31, 2005. This loss is principally attributable to the increase of the U.S. dollar exchange rate against the NIS.

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

         Net Revenues. Net revenues for the year ended December 31, 2005 decreased to $11,448,369 from $12,036,404 in the year ended December 31, 2004, a decrease of 4.9%. The decrease is primarily attributable to the decrease in export sales, resulting from the general decline in sales of bullet-resistant vests. The decrease in sales of bullet-resistant vests is due to the failure of the relatively new Zylon®-based body armor vest, and the new requirements of the American NIJ for certifying new bullet-resistant vests. In the year ended December 31, 2005, Export Erez, Achidatex, and Owen Mills accounted for $5,044,294, or 44%, $5,470,773, or 47.8%, and $933,302, or 8.2%, of our revenues, respectively. The revenues attributed to Owen Mills relate to the period beginning on February 28, 2005. In the year ended December 31, 2004 Achidatex, and Export Erez accounted for $7,243,426, or 60%, and $4,792,978, or 40%, of our revenues, respectively.

        Our revenues in 2005 benefited from our acquisition on February 28, 2005 of all of the outstanding shares of Owen Mills, a company that specializes in military and industrial sewing of marine and ballistic fabric products. For the year ended December 31, 2005, Owen Mills had revenues of $933,302 (from the date of the acquisition).

        The following table sets forth the breakdown of sales by segment for the fiscal years ended December 31, 2005 and 2004.

	Year Ended December 31,
	2005	2004

Sales to the local civilian market	$2,492,839	$1,636,027
Sales to the local military market	2,465,417	2,094,590
Export military sales	6,490,113	8,305,787

Total	$11,448,369	$12,036,404

         Gross Profit and Gross Profit Margin. Gross profit for the year ended December 31, 2005 was $2,678,212 compared to $3,224,449 for the year ended December 31, 2004. This decrease in gross profit is principally attributable to the higher percentage of sales of products having lower profit margins, the temporary lower operating efficiency in the first quarter of 2005 resulting from the partial relocation of certain manufacturing lines from Erez Industrial Zone to Sderot and a decrease in our sales in the third and fourth quarters of 2005. In the year ended December 31, 2005 Achidatex, Export Erez and Owen Mills accounted for 46.5%, 48.5%, and 5%, of our gross profit, respectively. The revenues attributable to Owen Mills relate to the period beginning from February 28, 2005. In the year ended December 31, 2004 Achidatex and Export Erez accounted for 62.9% and 37.1% of our gross profit, respectively.

        Gross profit margin for the year ended December 31, 2005 was 23.4% compared to 26.8% for the year ended December 31, 2004. Achidatex’s gross margin for the year ended December 31, 2005 was 20.3% compared to 19.9% for the year ended December 31, 2004. Export Erez’s gross margin for the year ended December 31, 2005 was 19.9% compared to 23% for the year ended December 31, 2004. Owen Mills’ gross margin for the period since its acquisition was 14.9%.

        Selling Expenses. Selling expenses for the year ended December 31, 2005 decreased 13.1% to $749,456 from $862,267 for the year ended December 31, 2004. The decrease in our selling expenses was attributable to the decrease in export sales which resulted in lower selling commissions. Achidatex’s selling expenses for the year ended December 31, 2005 were $375,873 compared to $241,942 for the year ended December 31, 2004. Export Erez’s selling expenses for the year ended December 31, 2005 were $316,841 compared to $620,325 for the year ended December 31, 2004. For the period since its acquisition, Owen Mills had selling expenses of $56,743.

        General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2005 increased 25.7% to $1,872,324 from $1,489,440 for the year ended December 31, 2004. This increase is mainly a result of the growth in professional fees including the fees associated with our private placement and additional expenses due to the acquisition of Owen Mills.

        Financial Expenses. Our financial expenses decreased to $94,424 for the year ended December 31, 2005 from $157,505 for the year ended December 31, 2004, principally as a result of the receipt of proceeds from our private placement, lower interest rates and higher foreign currency exchange rate.

        Gain on Fair Value Adjustment to Embedded Derivatives. Pursuant to a securities purchase agreement we executed a with a group of investors on June 15, 2005, we issued to such investors warrants to purchase 627,500 shares of our common stock. Our accounting for warrants was based on guidance from SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and EITF No. 00-19. Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock. Accordingly, the warrants were treated as derivatives and classified as a liability. The warrants were recorded at fair value, based on the Black-Scholes pricing model, and will be revalued each reporting period with the change in fair value recorded as other income (expenses). For the year ended December 31, 2005 the fair value adjustment resulted in a gain of $4,820.

        Other Income, Net. We had other income, net for the year ended December 31, 2005 of $92,914 as compared to other income, net of $46,438 for the year ended December 31, 2004. The increase is mainly attributable to realized and unrealized gains from our sale of securities.

        Income Tax Expense. Our income tax expense for the year ended December 31, 2005 was $71,515 as compared to a tax expense of $338,745 for the year ended December 31, 2004, reflecting the decrease in income before tax and the reduction in tax rates in Israel from 35% to 34%. As an Israeli tax payer, we are unable to include the loss of Own Mills in our consolidated income tax filings in Israel. Our effective tax rate was 44.4% in the year ended December 31, 2004. Achidatex’s income tax expense for the year ended December 31, 2005 was $42,330 compared to $84,861 for the year ended December 31, 2004. Export Erez’s income tax expense for the year ended December 31, 2005 was $24,804 compared to income tax expense of $135,493 for the year ended December 31, 2004. Defense Industries income tax expenses for the year ended December 31, 2005 was $53,189 compared to $118,391 for the year ended December 31, 2004. Owen Mills did not have any income tax expense in the year ended December 31, 2005. No deferred taxes were registered in connection with Owen Mills loss.

        Minority Interest. Minority interest in the profits and losses of one of our consolidated subsidiaries represents the minority shareholders’ share of the profits or losses in such majority owned subsidiary. For the year ended December 31, 2005, we recognized and recorded minority share in our profit of $14,933, compared with the minority share in our profit of $41,761 for the year ended December 31, 2004.

        Net Income (Loss). In the year ended December 31, 2005 we had a net loss of $26,707 as compared to net income of $381,169 for the year ended December 31, 2004. Achidatex’s net income for the year ended December 31, 2005 was $62,221 compared to $174,002 for the year ended December 31, 2004. Export Erez’s net income for the year ended December 31, 2005 was $107,046 compared to $183,325 for the year ended December 31, 2004. Owen Mills’ net loss for the year ended December 31, 2005 was $141,228.

        Other Comprehensive Income (Loss). We had other comprehensive loss, for the year ended December 31, 2005, of $154,391 as compared to other comprehensive income of $41,462 for the year ended December 31, 2004. This loss is principally attributable to the increase of the U.S. dollar exchange rate against the NIS.

        Liquidity and Capital Resources

         As of March 31, 2006, we had $1,537,925 in cash and cash equivalents, $738,944 in trading securities and working capital of $4,139,507 as compared to $1,581,967 in cash and cash equivalents, $739,339 in trading securities and $4,618,405 in working capital at December 31, 2005. The decrease in working capital is mainly due to the decrease in our inventory to reflect our lower sales levels.

         Net cash used in operating activities was $18,467 for the three months ended March 31, 2006 as compared to $452,172 provided from operating activities for the same period in 2005. This was primarily attributable to a net loss of $156,010 in this period, a decrease in other liabilities of $189,917, and a decrease in accounts payable of $62,627, which was offset by a $315,573 decrease in inventory and depreciation costs of $100,886.

         Net cash used in investing activities was $53,737 for the three months ended March 31, 2006 as compared to $141,418 in the three months ended March 31, 2005. During the three months ended March 31, 2006, $71,762 (net of sales of fixed assets) was used to purchase fixed assets, while $18,025 (net of purchases of trading securities) was provided from sales of our trading securities.

         Net cash provided from financing activities was $126,663 for the three months ended March 31, 2006 as compared to $628,928 in the three months ended March 31, 2005. During the three months ended March 31, 2006, we increased our short-term debt by $345,502 and we repaid $218,836 of long term debt.

         Most of our large purchase orders are supported by letters of credit. As a result, we believe that we have limited exposure to doubtful accounts receivables. We have historically achieved net profits on an annual basis, but our quarterly profits are not consistent on a quarter to quarter basis. Nevertheless, we have striven to balance our accounts payable and account receivable.

         We believe that our spending for research and development in 2006 will be consistent with our spending in 2005 of $70,000.

        We believe that we have sufficient working capital and borrowing capability to sustain our current level of operations for the next twelve months.

Recent Accounting Pronouncements

         In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS, No. 123 (revised 2004), “Share-Based Payment”, (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock Based Compensation. SFAS No.123R superseded APB No.25 and amended SFAS No.95, “Statement of Cash Flows”. Effective January 1,2006, SFAS No. 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards, with the cost to be recognized as compensation expense in the Company’s financial statements over the vesting period of the awards. Accordingly, the Company will recognize compensation cost for equity-based compensation for all new or modified grants issued after December 31, 2005. In addition, commencing January 1, 2006, the Company is required to recognize the unvested portion of the grant date fair value of awards issued prior to adoption of SFAS No. 123r based on the fair values previously calculated for disclosure SFAS No.123R based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding stock options and warrants.

         The Company adopted SFAS No. 123R effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R that the remain unvested on the effective date.

         The Company has not granted stock options to purchase shares of its common stock for employee services currently or in the year ended December 31, 2005. Accordingly, the Company’s Condensed Consolidated Financial Statements do not include any stock based compensation expense for the three months ended March 31, 2006 and is not required to disclose proforma stock based compensation expense for the three months ended March 31, 2005, nor does the Company have any unvested deferred compensation that must be amortized over any vesting periods.

Foreign Currency Exchange Risk

        We develop products in Israel and sell them in North and South America, Asia, Africa and several European countries. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.

        Our foreign currency exposure with respect to our sales is mitigated, and we expect it will continue to be mitigated, through salaries, materials and support operations, in which part of these costs are denominated in NIS.

        During 2005, the NIS devalued approximately 6.85% against the dollar. Among the factors contributing to the devaluation were the increase in the interest rate for dollars investments compared to interest rate for NIS investments. The inflation in Israel was approximately 2.38% for the year ended December 31, 2005 compared to an annual deflation of 1.2% in 2004.

        Since most of our sales are quoted in dollars, and a portion of our expenses are incurred in NIS, our results may be adversely affected by a change in the rate of inflation in Israel or if such change in the rate of inflation is not offset, or is offset on a lagging basis, by a corresponding devaluation of the NIS against the dollar and other foreign currencies. We will also be adversely affected if the dollar depreciates against the Euro, the currency used for many of our purchases of raw materials.

        We did not enter into any foreign exchange contracts in the year ended December 31, 2005.

Contractual Obligations

         The following table summarizes our contractual obligations and commercial commitments as of March 31, 2006.

Contractual Obligations	Payments due by Period
	Total	less than 1 year	2 -3 years	4 -5 years	more than 5 years

Long-term debt obligations	$1,301,092	$677,438	$568,327	$55,327	$--
Capital (finance) lease obligations	--	--	--	--	--
Operating lease obligations	868,446	278,500	574,226	15,720	--
Purchase obligations	--	--	--	--	--
Other long-term liabilities
reflected on the Company's
balance sheet under U.S.
GAAP	--	--	--	--	--

Total	$2,169,538	$955,938	$1,142,553	$71,047	--

Market Risk

         At March 31, 2006 and December 31, 2005, we held cash and cash equivalents, in the aggregate amount of $1,537,925 and $1,581,967 respectively, and most of these amounts were deposited with Israeli banks. Under Israeli law, the Bank of Israel insures all bank deposits without limits on the amount. Therefore, we do not anticipate losses in respect to these deposits.

Off-Balance Sheet Arrangements

        None.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

         On June 8, 2006 Weinberg & Company, P.A. notified us that it resigned as the our independent registered public accountants effective immediately. We had no disagreements with Weinberg & Company, P.A on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure in any of the two most recent fiscal years or any later interim period, and they did not qualify their audit opinion for any of the past two fiscal years as to uncertainty, audit scope or accounting principles.

         On June 20, 2006, our board of directors appointed Wirchow Krause & Company, members of the Baker Tilly group, as our independent registered public accountants.

Notice Regarding Forward-Looking Statements

        This prospectus and the documents incorporated in it by reference contain forward-looking statements that involve known and unknown risks and uncertainties. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “should,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

        Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. These factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Description of Business

General

        We are a manufacturer and global provider of personal military and civilian protective equipment and supplies. Our products are used by military, law enforcement, border patrol enforcement, and other special security forces, corporations, non-governmental organizations and individuals throughout the world.

        Our main products include body armor, bomb disposal suits, bullet proof vests and jackets, ballistic wall coverings, bullet proof ceramic and polyethylene panels, V.I.P. car armoring and lightweight armor kits for vehicles, personal military equipment, dry storage systems, liquid logistic products, tents and other camping and travel gear.

Company History

        Our predecessor was incorporated in the State of Utah on July 9, 1997 as Pawnbrokers Exchange, Inc., or Pawnbrokers Exchange. On July 8, 2002, Pawnbrokers Exchange changed its corporate domicile from the State of Utah to the State of Nevada, through a merger with its wholly owned subsidiary, Defense Industries International, Inc., or Defense Industries, a Nevada corporation organized on July 1, 2002. As part of the reincorporation, Pawnbrokers Exchange changed its name to Defense Industries. Each issued and outstanding share of Pawnbrokers Exchange capital stock was converted into and exchanged for one share of Defense Industries common stock. Defense Industries is authorized to issue 250,000,000 shares of $.0001 par value common stock and 50,000,000 shares of $.0001 par value preferred stock.

Organization

        We are a holding company whose subsidiaries include Export Erez USA, Inc., or Export Erez, and Rizzo Inc. Export Erez is a holding company whose subsidiaries include Export Erez, Ltd., a wholly owned subsidiary, Mayotex, Ltd., or Mayotex, a wholly owned subsidiary, Dragonwear Trading Ltd., or Dragonwear, a wholly owned subsidiary and Achidatex Nazareth Elite (1977) Ltd., or Achidatex, a majority owned subsidiary.

        Export Erez Ltd. was incorporated in Israel on January 23, 1983 under the name R.T.V. Ltd., and changed its name to Export Erez Ltd. on April 25, 1987. Export Erez Ltd. is principally engaged in the design, production and marketing of personal military and civilian protective equipment and supplies such as body armor, bomb disposal suits, bulletproof vests, and associated heavy fabric products, such as battle pouches and combat harness units, tents and other camping equipment.

        Mayotex Ltd. was incorporated in Israel on March 7, 1990. Mayotex is engaged in weaving, processing, dyeing, cutting and sewing of fabric to make the heavy-duty and bulletproof fabrics used by Export Erez Ltd. in manufacturing its finished products and goods, and in VIP car armoring and lightweight vehicle armor kits production.

        Dragonwear Trading Ltd. was incorporated in Cyprus in October 2000 and is engaged in trading textile products.

        Achidatex Nazareth Elite (1977) Ltd. was incorporated in Israel on August 2, 1977 as a limited liability company under the Israeli Companies Ordinance. Export Erez acquired 76% of Achidatex shares on June 18, 2001, from Mr. Avraham Hatzor, Mr. Fredy Davidovitz and Mr. Shmuel Davidovitz, which individuals retain 24% of the outstanding Achidatex shares. Achidatex is a leading manufacturer of ballistic shields, long term storage systems, liquid logistic products, combat flak jackets, tents and other personal military and civilian protective equipment and supplies.

        On February 28, 2005, we acquired all of the outstanding shares of Rizzo Inc., a company incorporated under the laws of California, and doing business under the name Owen Mills Company. Owen Mills specializes in military and industrial sewing of marine and ballistic fabric products. The acquisition of Owen Mills provides us with the ability to manufacture many of our products in the U.S.

        On December 20, 2005 Mayotex acquired the operations of Chemoplast Industries (1994) Ltd., or Chemoplast, including its machinery, computer systems, inventory, know-how and name. Chemoplast is an Israeli provider of controlled dry storage systems for tanks, armored personnel carriers and other military vehicles, and of equipment that require battlefield readiness and quick deployment such as collapsible liquid storage tanks, mobile silos for storage of grains, liners for tanks shipping systems, custom-made covers for artillery, vehicles, communication equipment, tarpaulins, various technical products and special-purpose defense items.

Strategy

        We believe that current international tensions, the events of September 11, 2001 as well as terror attacks in Europe, Asia and Africa in recent years, the subsequent war on terrorism, and the continuing conflict in Iraq are all likely to result in additional interest in our products, and that the demand for our products will continue to grow.

        We expect to address this growth by offering a comprehensive array of high quality branded security products that meet our customers’ increasingly complex security products requirements. We intend to enhance our position in the industry through additional strategic acquisitions and we believe that these acquisitions will also assist us to broaden our portfolio of products.

        The following elements define our growth strategy:

—	Expand our research and development activities in order to be able to provide new and innovative products and solutions.In 2005 we built a ballistic laboratory in our facilities in the Nazareth Industrial Area, and purchased equipment for ballistic research and development. In 2006, we intend to allocate part of the proceeds of our 2005 private placement for research and development of new ballistic solutions.

—	Pursue strategic acquisitions. In addition to our recent acquisition of Owen Mills and of the operations of Chemoplast, we intend to continue to selectively pursue strategic acquisitions that complement our product offerings, provide access to new geographic markets, and provide additional distribution channels and new customer relations.

—	Expand Distribution Networks and Product Offerings. We expect to continue to strengthen our distribution network by expanding our range of branded law enforcement equipment through the acquisition of and by investing in development of new and enhanced products which complement our existing offerings. We believe that a broader product line will strengthen our relationships with distributors and enhance our brand appeal with military, law enforcement and other end users.

Products

        We target our product at three principal markets: the international military and defense market, the civilian market and the industrial market.

        Our military products include body armor, bulletproof and stab-resistant clothing, combat vests, bomb disposal suits, battle pouch and combat harness units, flak jackets, ballistic helmets, dust protectors, padded coats, sleeping bags, weapons straps and belts, dry storage systems, liquid logistics products, ceramic and UHMW polyethylene ballistic plates, ballistic wall coverings, tents, vehicle covers and lightweight vehicle armor kits. Products currently under development include, sophisticated stab-resistant solutions, lighter polyethylene ballistic plates and new lightweight vehicle armor kits.

        Our second product group is intended for the civilian market, including law enforcement, border patrol enforcement, prison forces, special security forces, corporations, non-governmental organizations and individuals worldwide. Our civilian market products include adaptations of our military products, heavy-duty clothing and other types of sporting and camping equipment and clothing including, tents and sleeping bags. This product group includes armor for VIP luxury cars.

        Our industrial market products include special industrial fabrics and cloth tapes.

        The following table details our current product line and target markets:

Product description	Target markets	Geographical market
Dust protectors and various covers	Military	International
Padded coats	Military, civilian	International
Protective vests and flak jackets	Military, civilian	International
Cooling jackets	Military	International
Overalls	Military	International
Vests	Military, civilian	International
Sleeping bags	Military, civilian	International
Carriers for grenade launchers	Military	International
Bags and totes	Military	International
Tents	Military, civilian	International
Camp beds	Military, civilian	International
Collapsible storage containers	Military, civilian	International
Evacuation stretchers	Military, civilian	International
Personal belts and weapon straps	Military	International
Woven fabrics: canvas, corduroy, nylon, aramid	Military, civilian, industrial	International
Ballistic wall coverings	Military, civilian, industrial	International
Ballistic plates and panels	Military, civilian	International
Car armor	Civilian	Israel
Lightweight vehicle armor kits	Military, civilian	International
Range of woven tapes	Military, civilian, industrial	International
Bags for horseback riders	Civilian	International
Horse blankets and saddles	Civilian	International
Collars, harnesses and leads	Civilian	International
Protective vests for horseback riders	Civilian	International
Leg protectors	Civilian	International
Long term storage systems	Military, industrial	International
Regular/digital colored printed truck coverings	Civilian	International

        We continue to improve our existing products and to develop new products for the military and the civilian markets, including mine protective shoes, stab-resistant solutions, improved armored car blast protection materials, and modified ballistic wall coverings. In addition, we are continuing to develop a new generation of complex products for protective vests to be used by security forces and armies.

Product Quality

        We have established a reputation for producing premium quality products that represent the cutting-edge in design and technological development. Through on going research and development efforts we believe that we are setting the standards for personal defense related products. Our manufacturing facilities meet American EQNET and the International ISO 9001; the United States Armed Forces MIL-STD-105D and MIL-I-45208A standards; the German Armed Forces and NATO AQAP standards; and the NIJ standards, NIJ 0101.03 and NIJ 0101.04, for “Ballistic Resistance of Personal Body Armor” that are accepted worldwide.

Production

        We develop, manufacture and assemble our own products in Israel and the United States. Our production facilities in Israel are located in Sderot, Nazareth, Ashdod and Alon Tavor Industrial Zone. Our production facility in the United States is located in Van Nuys, California. We distinguish ourselves from our competition by our ability to manufacture the various components of our products and by the fact that we generally do not rely on other manufacturers. Our production process begins with the manufacture of fabrics and other basic components of our products and ends with quality control inspections of completed goods and products.

        During 2004, the Israeli Government decided to evacuate the Erez Industrial Zone in the Gaza Strip where part of our operations were located. We evacuated our remaining operations from the Erez Industrial Zone in August 2005. The Israeli Government’s decision to evacuate the Gaza Strip was supported by certain resolutions as well as the Israeli Evacuation Compensation Law (2005), that was adopted by the Israeli Parliament to compensate the Israeli Gaza Strip settlers as well as business and property owners in the Gaza Strip and in the Erez Industrial Zone.

        During the second half of 2004, we prepared for the eventual evacuation of facilities we owned and leased within this area by merging existing production facilities. We moved one of our “light cut and sew” operations to Sderot and some of our webbing equipment to Nazareth.

        At December 31, 2005, we recorded a receivable in the amount of $217,447, which represents costs incurred related to the evacuation of the Erez Industrial Zone, which according to the “Evacuation Law” we will recover from the State of Israel. Of theses costs, $127,865 represents the net book value of the facilities abandoned and $89,612 represents all other moving costs. In February 2006, three of our subsidiaries, Export Erez Ltd., Mayotex Ltd. and Achidatex Nazareth Elite (1997) Ltd. filed a claim for compensation pursuant to the Evacuation Compensation Law. We cannot provide any assurance that the claim, which substantially exceeds the amount of our receivable, will be approved in full, or to what extent, and if approved in whole or in part, when the compensation will be paid.

        Our production facilities have the capability of independently weaving, cutting, sewing, gluing, welding and assembling products and integrating systems. If workloads require, we use the services of sub-contractors, mainly for obtaining raw materials and sewing. We use sub-contractors for metal work, cloth coating work, dyeing and finishing, and digital printing.

        In connection with our production activities, we have established five principal departments: research and development, technical design, mechanics processing, product assembly and quality control.

Transportation and Distribution

        Our manufacturing plants are located in Israel and in the State of California. Israel’s marine transportation routes are well-developed, accordingly, we have no logistic difficulty in distributing our products and in most cases our products reach their destination within two to three weeks, depending on the arrangements with the customer. Products for export are shipped as F.O.B. or C.I.F. Consignments are sent by sea or air, depending on the nature of the order and the urgency of supply.

        To date, our U.S. facility only serves our U.S.-based customers and we have had no difficulties in distributing our products within the United States.

Competition

        The ballistic-resistant and body armor industry is highly competitive and fragmented throughout the world. In the United States the great majority of manufacturers are privately held companies, ranging from small limited product companies to large multinational corporations. We estimate that there are approximately twenty U.S.-based companies that compete in the body armor industry. The principal elements of competition are performance, price, innovative design, and quality. Name recognition and reputation are highly important in each country where products are sold. We believe that our products are highly competitive and well regarded, evidenced by our ability to sell to customers such as the United States Military, Israeli Defense Forces, NATO and many foreign governments. We also believe that we distinguish ourselves from our competition by (i) our ability to manufacture the various components of our products, (ii) the fact that we generally do not rely on other manufacturers and (iii) the diversification and range of our product lines.

        Barriers to entry for new companies entering the body armor industry are low, consequently, creating fierce competition. We believe that establishing a good reputation significantly enhances the competitive position of the industry’s long-standing manufacturers. However, name and product reputation take many years to develop. In the U.S. civilian market, (law enforcement, border patrol forces, prison forces and specialty forces) our products are less known than those of our competitors. We intend to use our highly regarded reputation in the international markets coupled with the reputation and the U.S. manufacturing facilities of our recently acquired U.S.-based subsidiary, Owen Mills, to expand our U.S. presence and to achieve greater market penetration.

        Although industry statistics are difficult to quantify, we believe that the number of active police officers has increased significantly in the past few years. In 2005, there were more than 800,000 law enforcement personnel and over 20,000 law enforcement agencies in the United States. We expect that governmental reaction to terrorist attacks will increase the market for our products. The United States has established the Office of Homeland Security that is developing a homeland security infrastructure and is devoting significant resources to this effort.

        Our proprietary products such as dry storage systems, ballistic wall coverings and liquid logistic products encounter significantly less competition than the traditional body armor product line.

        A rising prison population has increased the demand for law enforcement security products. Companies must provide competitively priced and highly flexible protective equipment to compete in this arena. In a prison environment an additional required feature for protective equipment is that it be stab resistant. In 2005 we introduced our newly developed stab-resistant fabrics to this market. We believe that the growing demand for stab-resistant body armor will increase our market share in this market in 2006.

        In the civilian market, we are aware of approximately twenty major companies manufacturing similar products worldwide. A number of major manufacturers with greater resources than ours compete in the same market. In 2006, we intend to continue to increase our marketing efforts for our products over the Internet, and to market our products through distributors who concentrate on the civilian market.

        Our major competitor in sales to the Israeli Ministry of Defense is Rabintex, a larger, more established Israeli corporation. We also have competition from other Israeli companies and from a number of importers. Internationally, our competitors in the defense market include companies such as Point Blank, Safari Land of Ontario, California, Armor Holdings and A.B.A. in the United States, L.B.A. in England, Indigo in Spain, Systema Compositi in Italy, Hellenic Arms Industries in Greece and Barman in Sweden. Each of these competitors offer a more limited product line than we do.

Raw Materials

        We use a mixture of aramid fabrics that we both weave ourselves and acquire from other manufacturers, and non-woven uni-directional polyethylene sheets as the basic component of our ballistic protection products. As a result, our protective equipment provides maximum protection with minimum weight and we believe that it is highly competitive. We obtain our supplies on the basis of an open letter of credit, specialized documentary credit, and in the case of suppliers with whom we have dealt with for years, on open account. We have long-term relationships with some of our suppliers, and we believe that these suppliers are stable and do not anticipate any disruption in the steady supply of materials that we require. A disruption in the supply of materials could have an adverse impact on our operating results.

        Our products are made from raw materials produced in Israel and abroad, including specialized composite materials such as Kevlar® produced by DuPont Company, Twaron® produced by Twaron Teijn Ltd., Dyneema® produced by D.S.M. Ltd. and Spectra® and Gold Flex® produced by Honeywell. We also use other specialized materials produced by different manufacturers such as specialized glass mixed with polycarbonate and various resins.

        DuPont’s Kevlar® brand fiber was initially introduced in 1965 and was the first material identified for use in the modern generation of concealable body armor. Kevlar® is a man-made organic fiber, with a combination of properties allowing high strength, low weight and high chemical and flame resistance. Through the years, DuPont has continued to develop and design new generations of this high-performance fabric.

        Spectra® fiber, manufactured by Honeywell, is an ultra-high-strength polyethylene fiber. It has one of the highest strength-to-weight ratios of any man-made fiber. Honeywell uses its Spectra® fiber to make its patented Spectra Shield®. Additional fibers that we use in the manufacture of body armor are Goldflex®, Twaron®, and Dyneema®. These state-of-the-art fibers are continuously being improved and advanced, which increases the possibility of superior new products entering the market.

         As a result of the continuing conflict in Iraq, there was a worldwide increase in demand in 2004 and 2005 for the raw materials used in our products. The suppliers increased their production only partially, resulting in market shortages. As a result, there were significant extensions in the regular delivery schedules and raw material prices increased. This trend will continue in 2006.

Seasonality

        Sales of our military and security clothing products and industrial products are not seasonal in nature. We generally experience a slight increase in sales of our camping equipment during the second quarter and in sales of our protective clothing during the fourth quarter.

Marketing and Sales

        Our sales and marketing strategies revolve principally around developing a reputable brand identity and ongoing customer relationships in addition to continuously improving the quality of our products and offering innovative new products. Specifically, our marketing strategy is designed to penetrate various markets by complying with stringent quality standards instituted in targeted countries.

        Below are some of the steps we are taking in order to penetrate new markets with our next generation of products:

—	Locate domestic entities to market our products.

—	Actively participate in tenders and bids for contracts in military, police and civilian markets worldwide. We are currently negotiating for contract bids with the governments and governmental agencies in Turkey, Mexico, Ecuador, Paraguay, Uruguay, Guatemala, Cyprus, Bulgaria and the United States and with the United Nations.

—	Actively participate in international exhibitions of military and police security equipment. In 2005 we participated in the Milipol 2005 Exhibition in Paris. We intend to participate in the GEPC Law Enforcement exhibition in Leipzig, Germany in May 2006.

—	Advertise on the Internet.

—	Advertise in professional publications.

—	Appear in international databases, such as Kompass, various “yellow page”directories and other directories.

—	Distribute brochures describing procedures and product offerings.

        Our local marketing group is divided into two sections. One section specializes in locating and submitting government bids and the second section specializes in marketing to the civilian sector. Separate offices in Sderot and Nazareth Elite handle the local civilian marketing. Each of these offices deals with a different geographical regions and a different line of products.

        Our export marketing is handled by a free-lance marketing consultant and a group of in-house employees. Although he works almost exclusively for us, we do not have a formal written relationship with our marketing consultant. This marketing team carries out market surveys, market segmentation and searches for new markets for our products, as well as for new engagements with the international business community. The consultant is paid commissions that are determined in advance according to the scope and nature of the transaction.

Customers

         We have a worldwide customer base, including the United States, Israel, the Mediterranean, Europe, Latin America, South America, Africa and Asia. In 2004, 2005 and in the three months ended March 31, 2006, we sold approximately 69%, 56.7% and 27.1%, respectively, of our products to our international customers with the balance sold in Israel. The primary end users of our products can be divided into three main groups: (i) military defense and security forces, (ii) civilian defense customers and (iii) civilian customers.

        Military Defense and Security Forces. We provide this group with personal military and protective equipment such as body armor, bomb disposal suits, bullet proof vests and jackets, ballistic helmets and plates, battle pouch and combat harness units, backpacks, dry storage systems, liquid logistics systems, clothing, tents, vehicle covers and sleeping bags. These items must meet certain “human engineering” requirements to provide comfort as well as maximum protection, to prevent penetration by bullets and knives, and to protect from fire, collisions and other hazards.

        Civilian Defense Customers. This group includes members of civilian security forces such as law enforcement, prison forces, private security firms, airport security, personal bodyguards, and event security guards. The requirements of these customers for protective equipment are similar to those of military defense and security forces. However, since they primarily work in a civilian environment the products must meet certain aesthetic standards and the protective features need to be as unobtrusive as possible.

        Civilian Customers. This group includes campers, hikers, pet owners and horse owners. We provide this group with equipment such as sleeping bags, tents, backpacks, and clothing adapted for specific needs such as mountain climbing, hiking and camping in all types of climates, horseback riding equipment and animal accessories. This customer group also includes those civilians in need of covers for cars, trucks, buses and other large vehicles.

         The Israeli Ministry of Defense accounted for 23.3%, respectively, of our revenues for the three months ended March 31, 2006. The Israeli Ministry of Defense, HighCom Security Inc. and Armourshield Ltd. accounted for 18.3%, 10.0% and 9.3%, respectively, of our revenues for the year ended December 31, 2005. In the year ended December 31, 2004, Labock Technologies Ltd. and the Israeli Ministry of Defense accounted for 33.2% and 15.3% of our revenues, respectively.

Backlog

         We had approximately $2.3 million of unfilled customer orders at March 31, 2006 as compared to approximately $2.5 million of unfilled customer orders at December 31, 2005. The decrease in our backlog resulted from the weakness in the bulletproof vest international market and the delay in the approval of the Israeli national budget for 2006, due to the Israeli elections that were held on March 28, 2006. In 2005, our local sales to the Israel military forces increased from $2,094,590 to $2,465,417 as the Israeli Ministry of Defense, the Israeli police and other Israeli law enforcement and special security force organizations increased their purchases from Israeli companies. The Israeli Ministry of Finance anticipates an increase of approximately 4.8% in national gross production during 2006, which is expected to result in an increase in military orders during the year. This anticipated increase in orders will most probably materialize in the third and fourth quarters of 2006.

Patents and Trademarks

        Our subsidiary Achidatex holds several patents from various countries for our ballistic wall coverings, dry storage systems and mine protective shoes. The following patents, applications and trade name registrations are held by Achidatex:

—	U.S. patent No. 6,212,840 - Retrofit Blast Protection for walls and windows frames of a structure.

—	U.S. patent No. 5,309,684 - Multipurpose Dry Storage System.

—	German patent No. 94 11 142.1 correlated to the U.S. patent No. 5,309,684 - Multipurpose Dry Storage System.

—	U.S. patent application No. 10/098,344 - Minefield shoe.

—	German patent application No. 03005442.3 - Minefield shoe and methods for manufacture thereof.

—	U.S. trade name registration - "ergonatic - anatomic and ergonomic design," for bulletproof vests.

—	U.S. trade name registration - "ACHIDATEX," for the Retrofit Blast Protection for the walls and window frames of a structure.

Regulation

        Our operations are subject to extensive regulation by the U.S. and Israeli authorities and to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations.

        The U.S. National Institute of Justice (NIJ) established standards for “Ballistic Resistance of Personal Body Armor” that are accepted worldwide. The NIJ issues performance standards that clearly specify a minimum performance level for each attribute that is critical for the equipment’s intended use. This coveted compliance standard has gained global acceptance as a benchmark for evaluation of the effectiveness of a given body armor model. The NIJ body armor-testing program relies on voluntary participation by manufacturers. However, many police departments require that armor be tested and be found to be in compliance with NIJ standards before they purchase the armor. Four of our ballistic material combinations have been tested by NIJ certified ballistic laboratories and were found to comply with NIJ Standard 0101.03 and 0101.04. As a result, these four ballistic combinations have been approved to carry NIJ labels.

        Our manufacturing practices have obtained ISO 9001 certification. This international certification harmonizes and establishes standards for quality manufacturing throughout the world. Over the years, ISO standards have expanded beyond the quality system and now confirm conformity in environmental issues, safety and occupational health. This voluntary certification process is designed to provide consistency in manufacturing processes and quality control.

        Other quality control standards pertaining to our manufacturing facilities consist of the following:

—	MIL-STD-105D, MIL-I-45208A (for the United States Armed Forces); and

—	AQAP (for the German Armed Forces and NATO)

        In order to participate in bids of the Israeli Ministry of Defense and other governments, companies must follow various rules and procedures. The bidder must be registered as a recognized supplier. The bidder must have government certification, and is authorized to participate in bids only to the limit of its approved security classification. Under Israeli bid regulations goods produced in Israel are given priority over foreign bidders. The bidder must keep to contractual schedules and milestones and the goods must pass final quality control tests before delivery. There are no special taxes on bids apart from the Israeli value added tax.

        Since our business is highly regulated, the laws, rules and regulations applicable to our business are subject to regular modification and change. Future laws, rules or regulations may be adopted, making compliance much more difficult or expensive, and may otherwise adversely affect our business or prospective business.

Research and Development

        We continue to improve our existing products and to develop new products for the military and civilian markets, including mine protective shoes, stab-resistant solutions, improved armored car blast protection materials, and modified ballistic wall coverings. We also continue to develop a new generation of complex products for protective vests used by security forces and armies all over the world.

        In the years ended December 31, 2004 and 2005, we spent approximately $121,000 and $71,000 respectively, on research and development, which expenses have been charged to operations. We anticipate that our research and development expenses for 2006 will reflect annualized spending of approximately $70,000.

Environmental Laws

        We are unaware of any environmental laws that are applicable to us that will require us to spend any material amounts to achieve compliance.

Employees

         As of June 19, 2006, we had 146 full-time employees. We had 121 employees in Israel and 25 employees in the United States. We believe our relationship with our employees is good. Our employees are not represented by a collective bargaining organization and we have not experienced any work stoppages.

Description of Properties

        Our executive offices are located in 8 Brisel Street, Industrial Zone, Sderot. Our manufacturing, production and distribution facilities are scattered over several locations in Israel and in our location in the United States. The locations are:

        Erez Industrial Area – Export Erez Ltd. leased approximately 2,500 square meter space in a building in Erez Industrial Zone, for its sewing operations and storage, from Mr. Joseph Postbinder, our chief executive officer and chairmen of our board of directors. This lease was extended in December 2004 for a term of one year, and the annual rental expense for this building in 2005 was $34,200. The lease expired on August 31, 2005 as a result of the evacuation of our operations from the Erez Industrial Zone. Export Erez leased an additional 400 square meters, in the same building, from a non affiliated party, at an annual rental expense of $19,200. This lease also expired on August 31, 2005, for the same reason.

        Nazareth Industrial Area – the production activities of our subsidiary, Achidatex are located in a 6,000 square meter building in Nazareth Industrial Area which is owned by affiliated party. The annual rental expense for this facility was $180,000 in 2005. The lease expires on December 31, 2008. Since the beginning of 2005, following the decision of the Israeli Government to remove Israeli residents from the Erez Industrial Zone, we have relocated the major production activities of our subsidiary Export Erez Ltd. from Erez Industrial Area to this facility. The rent for 2005 was allocated equally between those two subsidiaries.

        Petach-Tikva – Achidatex leases approximately 300 square meters of office space for its executive offices in Petach-Tikva at annual rental expense of $21,600 in 2005. The lease expires in December 2006.

        Industrial Area of Ashdod – Mayotex leases 230 square meters of space in the Industrial Area of Ashdod for its car armor installations. The annual rental expense for this space was $12,000 in 2005. The lease expires on December 31, 2006.

        Industrial Area of Sderot – Mayotex leases approximately 1,250 square meters of space in the Industrial Area of Sderot primarily for its cut and sew operations. The annual rental expense for this space was $43,884 in 2005. The lease expires on December 31, 2006.

        Alon Tavor Industrial Zone – As of January 1, 2006 Mayotex leases approximately 1,740 square meters of industrial space at an annual rental expense of $59,850 for the operations purchased from Chemoplast. The lease expires on March 31, 2009. Under the lease, the annual rental expense increases by 2.5% annually.

        Van Nuys, California – Owen Mills leases approximately 9,000 square feet of space in Van Nuys, California for its operations. The lease expires on August 31, 2008. The annual rental expense for this space was $54,000 in 2005.

        We believe that our facilities are adequate for our purposes and that all of the above mentioned properties are adequately covered by insurance.

Legal Proceedings

        We are not a party to any pending or to the best of our knowledge, any threatening legal proceedings. None of our directors, officers or affiliates, or owner of record of more than five percent (5%) of our shares, or any affiliate of any such director, officer or security holder is a party adverse to us or has a material interest adverse to us in reference to a pending litigation.

        In February 2006, we filed a claim for compensation against the Israeli Government, pursuant to the Israeli Evacuation Compensation Law (2005), in connection with our abandonment of facilities in the Erez Industrial Zone. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Operations in the Erez Industrial Zone.”

Directors, Executive Officers, Promoter and Control Persons

Officers and Directors

        Set forth below are the name, age, principal position and a biographical description of each of our directors, executive officers and key management personnel. Our board of directors is comprised of only one class. All of our directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the board of directors, and are appointed to serve until the first board of directors meeting following the annual meeting of stockholders.

Name	Age	Position Held

Joseph Postbinder	58	Chief Executive Officer and Chairman of the Board of Directors
Baruch Tosh	49	President
Meira Postbinder	59	Vice President of Finance, Secretary, Treasurer and Director
Dan Zarchin	57	Vice President of Marketing and International, Business Development and Director
Tsippy Moldovan	48	Chief Financial Officer and Director
Avraham Hatzor	60	Chief Operations Officer and Director
Motti Hassan	54	Director

        Joseph Postbinder has served as Chairman of our board of directors since March 2002 and as our Chief Executive Officer since March 1, 2003 and as Chief Executive Officer of Export Erez Ltd. (formerly R.T.V. Ltd.) since July 1983. He also serves as Chief Executive Officer of Mayotex Ltd. and Achidatex Nazareth Elite (1977) Ltd. Mr. Postbinder has a technical background in fine mechanics. Mr. Postbinder has managed Export Erez and Mayotex since he founded those companies in 1983 and 1990, respectively.

        Baruch Tosh has served as our President since March 1, 2003, when he joined our company. From March 1998 to December 31, 2002, Mr. Tosh served as the Business Development Manager of FMS Enterprises Ltd., an Israeli company that produces woven aramid fabrics, unidirectional shields and plates/panels for ballistic protection. Mr. Tosh holds a B.Sc. degree in Mechanical Engineering from Ben Gurion University, Beer-Sheva, Israel and a Diploma in Business Administration from The Technion, Israel Institute of Technology, Haifa, Israel.

        Meira Postbinder has served as our Vice President of Finance and a director of Export Erez Ltd. since June 6, 1996.

        Dan Zarchin has served as our Manager of Marketing and International Business Development since March 2002 and as a director since March 2002. Mr. Zarchin has provided counseling services through his company, Zarchin Consultants, Tel-Aviv, Israel, since 1981, and has provided us with consulting services since March 1991. Mr. Zarchin holds a B.A. degree in Textile Engineering from the College of Textile Science of Philadelphia, Pennsylvania and a Masters of Business Administration from Tel-Aviv University, Israel.

        Tsippy Moldovan has served as our Chief Financial Officer and as our director since March 2002. Prior to that and since 1987 Mrs. Moldovan served as our Deputy Vice President of Finance. Since September 1, 1987 Mrs. Moldovan had served as the Deputy Managing Director of Finance of Export Erez. Mrs. Moldovan attended Buchnich Accounting School in Ashkelon, Israel and completed course work in economics and management accounting from Mishlav School, Tel Aviv, Israel.

        Avraham Hatzor has served as our Chief Operations Officer and director since May 1, 2002. For the past 24 years Mr. Hatzor has served as the co-manager of Achidatex and as the Managing Director of Achidatex for the past nine years. Mr. Hatzor studied electronics at a technical high school and served for seven years in the IDF including for a period as a civilian advisor.

        Motti Hassan has served as our director since October 30, 2002. Mr. Hassan is an electronics engineer. Mr. Hassan served in the Israeli Army as a system engineer for 15 years until July 2000 when he retired and joined a private company in the field of professional video as a sales and business development manager. Mr. Hassan holds a B.Sc. degree in Electronic Engineering from the Ben Gurion University, Beer-Sheva, Israel.

Family Relationships

        Joseph Postbinder and Meira Postbinder are husband and wife.

Audit Committee Financial Expert

        Since we are an OTC Bulletin Board company, we are not required to establish an audit committee or to have an audit committee financial expert to serve on such committee. We hope to comply with those requirements in the future.

Employment Agreements

        We have an employment agreement with Mr. Baruch Tosh, our President, pursuant to which Mr. Tosh is entitled to additional compensation of 1.5% of the growth in our revenues. Mr. Tosh, at his option, may receive shares of common stock in lieu of cash.

Executive Compensation

        The following summary compensation table sets forth the compensation earned by our chief executive officer in 2003, 2004 and 2005. None of our executives received compensation for the fiscal years ended December 31, 2004 and 2005 in excess of $100,000.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Other Annual Compensation ($) (f)	Restricted Stock Award(s) ($) (f)	Securities Under-lying Options/ SARs (#) (g)	LTIP Payouts ($) (h)	All Other Compensation ($) (i)

Joseph Postbinder	2003	$45,906	0	0	0	0	0	0
Joseph Postbinder	2004	$46,889	0	0	0	0	0	0
Joseph Postbinder	2005	$47,098	0	0	0	0	0	0

        Our directors do not receive compensation for their services on the board of directors or any committee thereof. All of our directors are reimbursed for their expenses for each board of directors meeting attended.

        At December 31, 2005 we did not have any equity compensation plans.

Code of Ethics

        We have adopted a Code of Ethics for Executive and Financial Officers, a code of ethics that applies to our chief executive officer, chief financial officer, corporate controller and other finance organization employees, and a Code of Conduct, which applies to all of our employees. The Code of Ethics and the Code of Conduct are publicly available on our website at www.defense-industries.com. Written copies are available upon request. If we make any substantive amendments to the Code of Ethics or the Code of Conduct or grant any waivers, including any implicit waiver, from a provision of these codes to our chief executive officer, chief financial officer or corporate controller, we will disclose the nature of such amendment or waiver on our website.

Security Ownership of Certain Beneficial Owners and
Management and Related Stockholder Matters

         The following table sets forth the number of shares of common stock beneficially owned as of December 31, 2005 by (i) those persons or groups known to us who beneficially own more than 5% of our common stock; (ii) each director; (iii) each executive officer whose compensation exceeded $100,000 in the fiscal year ended December 31, 2005; and (iv) all directors and executive officers as a group. The information is determined in accordance with Rule 13(d) 3 promulgated under the Exchange Act based upon information furnished by persons listed or contained in filings made by them with the Securities and Exchange Commission and by information provided by such persons directly to us. Except as indicated, the stockholders listed below possess sole voting and investment power with respect to their shares.

Name (1)	Number of Shares of Common Stock Beneficially OwVned (2)	Percentage of Outstanding Shares of Common Stock (3)

Joseph Postbinder (4)	19,440,212	67.5%
Baruch Tosh	-	-
Meira Postbinder(4)	9,788	*
Dan Zarchin	-	-
Tsippy Moldovan	55,000	*
Avraham Hatzor (5)	262,500	*
Motti Hassan	-	-
Gov Financial Holdings Ltd. (6)	2,204,287	7.52
All officers and directors as a group (7 persons)	19,867,500	69.0%

* Less than 1% percent

(1)	The address of Joseph Postbinder, Baruch Tosh, Meira Postbinder, Dan Zarchin, Tsippy Moldovan, Avraham Hatzor and Motti Hassan is c/o Defense Industries International, Inc., 8 Brisel Street, Industrial Zone Sderot, Israel.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Ordinary shares relating to options currently exercisable or exercisable within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(3)	Based upon 28,793,198 shares of common stock outstanding, including 1,368,191 shares of common stock issuable under certain circumstances, in the event of decrease in the price of our common stock.

(4)	Joseph Postbinder is the spouse of Meira Postbinder.

(5)	Includes 239,477 shares held through Achidatex and 23,023 shares that are held directly.

(6)	Includes 337,934 shares of common stock issuable upon the exercise of series A warrants and 168,967 shares of common stock issuable upon the exercise of series B warrants.

Change in Control

        We are unaware of any arrangement or understanding that may, at a subsequent date, result in a change of control of us.

Certain Relationships and Related Transactions

Facility Lease

        Until August 2005 we leased approximately 2,000 square meters of a building in the Erez Industrial Area from Mr. Joseph Postbinder, our chief executive officer and chairman of the board of directors. Our annual rental expense for this building was $85,500 in 2004 when the lease was for 2,500 square meters. In 2005 the rental expense was reduced to $68,400. The lease expired on August 31, 2005 as a result of the evacuation of our operations from the Erez Industrial Zone. We believe that our rental expense for this building, which we abandoned when we evacuated our operations from the Erez Industrial Zone, was fair under the circumstances and that our rent was approximately 20% below prevailing fair market prices.

        Pursuant to a lease agreement effective since January 1, 2001, our subsidiary Achidatex leases an industrial building located in the Nazareth Industrial Zone, from a company owned by the shareholders of Achidatex, Mr. Avraham Hatzor, Mr. Fredy Davidovitz, Mr. Shmuel Davidovitz and a company owned by Mr. Postbinder. The lease expires on December 31, 2008. Following the decision of the Israeli Government to evacuate Israeli residents and businesses from the Erez Industrial Zone, we relocated the major production activities of our subsidiary Export Erez Ltd. from the Erez Industrial Area to this facility. The rental expense for 2005, in the amount of $180,000, was allocated equally between the two subsidiaries. We believe that our rental expense for this building is fair under the circumstances and that our rent is approximately 30% below prevailing fair market prices.

        Mayotex leases approximately 1,250 square meters of space in the Industrial Area of Sderot from Mr. Joseph Postbinder, our chief executive officer and chairman of the board of directors, primarily for its cut and sew operations. The annual rental expense for this space was $43,884 in 2005. The lease expired on December 31, 2005 and was renewed under the same terms for an additional one-year term. We believe that our rental expense for this building is fair under the circumstances and that our rent is approximately 20% below prevailing fair market prices.

Selling Stockholders

        The shares common stock being offered by the selling stockholders were issued pursuant to a securities purchase agreement, dated as of June 15, 2005 and are issuable upon exercise of the warrants. For additional information regarding the issuance of those shares and warrants, see “Private Placement of Common Stock and Warrants” above. We are registering the common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the common stock and the warrants issued pursuant to the securities purchase agreement, the selling stockholders have not had any material relationship with us within the past three years. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

        The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the common stock and warrants, as of the date of this prospectus, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercise.

        The third column lists the common stock being offered by this prospectus by the selling stockholders.

         In accordance with the terms of the stockholder’s agreement with the selling stockholders, this prospectus generally covers the resale of at least the sum of (i) the number of shares of common stock initially issued pursuant to the securities purchase agreement and (ii) the number of shares of common stock issuable upon exercise of the warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

        The selling stockholders may sell all, some or none of their shares in this offering. See “Offer Statistics, Expected Time Table and Plan of Distribution.”

Name of Selling Stockholder	Number of Shares Common of Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned after Offering

Gov Financial Holdings Ltd. (1)	3,416,706	(2)	3,416,706	-

Avshalom Hershcovich	201,293	(3)	201,293	-

Multi Concept (Consultants), Ltd.(4)	157,170	(5)	157,170	-

Ruth Creative Business Ltd. (6)	135,989	(7)	135,989	-

(1)	Mr. Leon Recanati owns 100% of Gov Financial Holdings Ltd. and, consequently, has voting control and investment discretion over the common stock held by Gov Financial Holdings Ltd.

(2)	Includes 337,934 shares of common stock issuable upon the exercise of series A warrants and 168,967 shares of common stock issuable upon the exercise of series B warrants.

(3)	Includes 19,909 shares of common stock issuable upon the exercise of series A warrants and 9,955 shares of common stock issuable upon the exercise of series B warrants.

(4)	Mr. Shmuel Even owns 100% of Multi Concept (Consultants), Ltd. and, consequently, has voting control and investment discretion over the common stock held by Multi Concept (Consultants), Ltd.

(5)	Includes 33,507 shares of common stock issuable upon the exercise of series A warrants and 11,753 shares of common stock issuable upon the exercise of series B warrants.

(6)	Mr. Boaz Benrush owns 100% of Ruth Creative Business Ltd. and, consequently, has voting control and investment discretion over the common stock held by Ruth Creative Business Ltd.

(7)	Includes 33,650 shares of common stock issuable upon the exercise of series A warrants and 11,825 shares of common stock issuable upon the exercise of series B warrants.

Plan of Distribution

        We are registering the common stock issued and issuable upon exercise of the warrants to permit the resale of these common stock by the holders of the common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. We will bear all fees and expenses incident to our obligation to register the common stock.

        The selling stockholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

—	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

—	in the over-the-counter market;

—	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

—	through the writing of options, whether such options are listed on an options exchange or otherwise;

—	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

—	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

—	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

—	an exchange distribution in accordance with the rules of the applicable exchange;

—	privately negotiated transactions;

—	short sales;

—	sales pursuant to Rule 144;

—	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

—	a combination of any such methods of sale; and

—	any other method permitted pursuant to applicable law.

        If the selling stockholders effect such transactions by selling common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell common stock short and deliver common stock covered by this prospectus to close out short positions. The selling stockholders may also loan or pledge common stock to broker-dealers that in turn may sell such shares.

        The selling stockholders may pledge or grant a security interest in some or all of the warrants or common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, or the “Securities Act”, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealer participating in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

        Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any selling stockholder will sell any or all of the common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

        The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

        We have been informed by the selling stockholders that they have not taken, nor do they plan to take, a short position or other form of hedging in the our common stock prior to the effectiveness of this resale registration statement.

        We will pay all expenses of the registration of the common stock pursuant to the registration rights agreement; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

        Once sold under the registration statement, of which this prospectus forms a part, the common stock will be freely tradable in the hands of persons other than our affiliates.

Penny Stock Rules

        The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” which for the purposes relevant to us, is any equity security that has a market price of less than $5.00 per share or having an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

—	that a broker or dealer approve a person's account for transactions in penny stocks; and

—	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

        In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

—	obtain financial information and investment experience objectives of the person; and

—	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

        The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

—	sets forth the basis on which the broker or dealer made the suitability determination; and

—	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

        Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Description of Securities

Voting Rights

        All of our shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares. Cumulative voting in the election of directors is not permitted; which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of common stock will not be able to elect any directors.

Liquidation Rights

        In the event of liquidation of our company, each shareholder is entitled to receive a proportionate share of the company’s assets available for distribution to shareholders after the payment of liabilities. All of our shares of common stock issued and outstanding are fully-paid and nonassessable.

Dividend Rights

        Holders of our shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, and if, declared by the Board of Directors out of funds legally available therefor. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for our common stock is OTC Stock Transfer, Inc., 231 East 2100 South, Salt Lake City, Utah 84115.

Legal Matters

        Certain legal matters in connection with the registration of the common stock hereunder with respect to Nevada law have been passed upon for us by McDonald Carano Wilson LLP, Las Vegas, Nevada.

Experts

        Our consolidated financial statements included herein as of and for the years ended December 31, 2005 and 2004, have been audited by Weinberg & Company, P.A., independent registered public accounting firm as set forth in their report included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Interest of Named Experts

        None.

Disclosure of Commission’s Position on Indemnification
for Securities Act Liabilities

        Chapter 78, section 7502, subsection 1 of the Business Associations; Securities; Commodities Law of the State of Nevada empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if (i) he is not liable pursuant to Chapter 78, Section 138, which provides that a director or officer is entitled to rely on information, opinions, reports, books of account or statements prepared or presented by directors, officers or employees of the corporation reasonably believed to be reliable and competent in the matters presented, by counsel, public accountants or other persons as to matters reasonably believed to be within the preparer’s or presenter’s professional or expert competence or by a properly established committee on which the relying director or officer does not serve as to matters within the committee’s designated authority, in each case so long as the director or officer has no knowledge concerning the matter in question that would cause reliance thereon to be unwarranted, or (ii) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to section 138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

        Subsection 2 of section 7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable pursuant to section 138 or if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Subsection 3 of section 7502 further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of section 7502, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

        Chapter 78, Section 751, subsection 1 provides that any discretionary indemnification pursuant to section 7502, unless ordered by a court or advanced pursuant to subsection 2 of section 751, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders,(ii) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

        Subsection 2 of section 751 provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Section 751 also provides that the indemnification provided in Section 7502 is not deemed exclusive nor exclude any other rights to which an indemnified party may be entitled, including, without limitation, pursuant to the articles of incorporation or bylaws of the corporation.

        Article 8 of our Articles of Incorporation provides that it will, to the fullest extent permitted by the General Corporation Law of the State of Nevada, indemnify any and all persons whom it will have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for will not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

        Chapter 78, section 752 provides that a corporation may purchase insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

        We purchased liability insurance of the type referred to in section 752. The policy covers us with respect to our obligation to indemnify our directors and officers. In addition, the policy covers our directors and officers with respect to certain liabilities which are not reimbursable by us.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Where You Can Best Find More Information;
Incorporation of Certain Information by Reference

        This prospectus is a part of a registration statement on Form S-B2 of Defense Industries International Inc., Registration No. 333-128011, which we filed with the Securities and Exchange Commission under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

        We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (Commission File Number 0-30105). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090.

Index to Financial Statements

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of:
Defense Industries International, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Defense Industries International, Inc. and Subsidiaries (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Defense Industries International, Inc. and Subsidiaries as of December 31, 2005 and 2004 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ WEINBERG & COMPANY, P.A.
WEINBERG & COMPANY, P.A.

Boca Raton, Florida
April 20, 2006

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

ASSETS

	2005	2004

CURRENT ASSETS

Cash and cash equivalents	$1,581,967	$505,013
Accounts receivable, net of allowance for doubtful accounts of $133,631 and $54,240,
respectively	1,669,808	2,495,861
Accounts receivable - related parties, net of allowance for doubtful
accounts of $95,489 and $51,687, respectively	320,250	374,458
Inventories	2,921,998	2,809,019
Trading securities	739,339	756,602
Deferred taxes	72,255	43,049
Other current assets	646,731	453,825

Total Current Assets	7,952,348	7,437,827

PROPERTY, PLANT AND EQUIPMENT, NET	2,270,455	1,761,842

OTHER ASSETS
Deposits for the severance of employer-employee relations	382,988	483,334
Deferred taxes, long-term	10,119	60,326
Intangible assets, net	102,499	31,337

Total Other Assets
	495,606	574,997

TOTAL ASSETS	$10,718,409	$9,774,666

The accompanying notes are an integral part of the consolidated financial statements.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

LIABILITIES AND SHAREHOLDERS' EQUITY

	2005	2004

CURRENT LIABILITIES
Accounts payable	$933,770	$1,026,162
Short-term debt	961,738	652,913
Current portion of long-term debt	834,397	407,227
Common stock to be issued	40,000	---
Other current liabilities	564,038	1,006,959

Total Current Liabilities	3,333,943	3,093,261

LONG-TERM LIABILITIES
Long-term portion of debt	712,940	731,442
Provision for the severance of employer-employee relations	272,190	336,101
Common stock to be issued	120,000	---
Embedded derivatives at fair value	166,777	---
Minority interest	889,086	902,771

Total Long-Term Liabilities	2,160,993	1,970,314

TOTAL LIABILITIES	5,494,936	5,063,575

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, $.0001 par value, 50,000,000 shares authorized, none issued and
outstanding	-	-
Common stock, $.0001 par value, 250,000,000 shares authorized, 27,301,930 and
25,350,000 issued and outstanding, respectively	2,730	2,535
Additional paid-in capital	2,512,887	1,711,450
Retained earnings	3,122,243	3,148,950
Accumulated other comprehensive loss	(414,387)	(151,844)

TOTAL SHAREHOLDERS' EQUITY	5,223,473	4,711,091

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,718,409	$9,774,666

The accompanying notes are an integral part of the consolidated financial statements.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

NET REVENUES	$11,448,369	$12,036,404

COST OF SALES	8,770,157	8,811,955

GROSS PROFIT	2,678,212	3,224,449

OPERATING EXPENSES
Selling	749,457	862,267
General and administrative	1,872,324	1,489,440

Total Operating Expenses	2,621,781	2,351,707

INCOME FROM OPERATIONS	56,431	872,742

OTHER INCOME (EXPENSE)
Financial expense, net	(94,424)	(157,505)
Gain on fair value adjustment to embedded derivatives	4,820	---
Other income, net	92,914	46,438

Total Other Income (Expense)	3,310	(111,067)

INCOME BEFORE INCOME TAXES	59,741	761,675

Less: income tax expense	71,515	338,745

Income (loss) before minority interest in income in subsidiary	(11,774)	422,930

Less: minority interest	14,933	41,761

NET INCOME (LOSS)	(26,707)	381,169

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation (loss) gain, net of minority interest (loss) gain of ($18,887)
and $8,097, respectively	(243,656)	63,787
Income tax benefit (expense) related to items of other comprehensive income (loss)	89,265	(22,325)

TOTAL OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	(154,391)	41,462

COMPREHENSIVE INCOME (LOSS)	$(181,098)	$422,631

Net income per share - basic and diluted	$0.00	$0.02

Weighted average number of shares outstanding - basic and diluted	26,455,933	25,350,000

The accompanying notes are an integral part of the consolidated financial statements.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount

Balance, December 31, 2003	25,350,000	$2,535	$1,711,450	$2,767,781	$(215,631)	$4,266,135

Foreign currency translation gain	-	-	-	-	63,787	63,787

Net income	-	-	-	381,169	-	381,169

Balance, December 31, 2004	25,350,000	$2,535	$1,711,450	$3,148,950	$(151,844)	$4,711,091

Foreign currency translation (loss)	-	-	-	-	(262,543)	(262,543)

Common stock issued for cash	1,915,467	191	761,441	-	-	761,632

Common stock issued to acquire Rizzo Inc.	36,463	4	39,996	-	-	40,000

Net loss	-	-	-	(26,707)	-	(26,707)

BALANCE, DECEMBER 31, 2005	27,301,930	$2,730	$2,512,887	$3,122,243	$(414,387)	$5,223,473

The accompanying notes are an integral part of the consolidated financial statements.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(26,707)	$381,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	338,045	286,011
Provision for doubtful accounts	123,194	37,582
Gain on fair value adjustment to embedded derivatives	(4,820)	---
Deferred taxes	21,001	174,691
Minority interest in income of subsidiary	14,933	41,761
Net realized and unrealized gain on trading securities	(80,652)	(47,111)
Gain from sale of fixed assets	(10,021)	(1,117)
Changes in operating assets and liabilities, net of effects of acquisition:
Decrease (increase) in accounts receivable	989,290	(672,781)
Decrease (increase) in inventories	66,327	(693,194)
(Increase) decrease in other current assets	(189,041)	20,164
Decrease (increase) in deposits for employee relations	100,346	(45,371)
(Decrease) increase in accounts payable	(123,364)	295,601
(Decrease) increase in other current liabilities	(602,967)	403,445
(Decrease) increase in provision for the severance of employer-employee relations	(63,911)	45,528

Net Cash Provided By Operating Activities	551,653	226,378

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(889,260)	(355,211)
Proceeds from sale of property, plant and equipment	149,875	1,117
Cash acquired in acquisition of Owen Mills Company	20,415	-
Proceeds from sale of trading securities	870,521	280,886
Purchases of trading securities	(821,094)	(326,217)

Net Cash Used In Investing Activities	(669,543)	(399,425)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in short-term debt, net	287,099	(66,729)
Proceeds from short term debt	21,726	-
Net proceeds from sale of common stock	933,229	-
Proceeds from long term debt	1,050,760	409,004
Payments on long-term debt	(809,896)	(501,274)

Net Cash Provided By (Used In) Financing Activities	1,482,918	(158,999)

EFFECT OF CHANGES IN EXCHANGE RATES ON CASH	(288,074)	53,033

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,076,954	(279,013)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	505,013	784,026

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,581,967	$505,013

INTEREST PAID	$86,350	$121,949

TAXES PAID	$147,898	$160,736

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

On February 28, 2005, the Company acquired all the outstanding shares of Rizzo Inc. (doing business as Owen Mills Company) for an aggregate of $372,401, consisting of a note payable of $172,401 and $200,000 in common stock of the Company, both of which are to be paid over five years. Also, see Note 1.

The following represents the assets purchased and liabilities assumed at the acquisition date:

2005

Cash and cash equivalent	$20,415
Accounts receivable - net	232,224
Other current assets	3,865
Property, plant and equipment	140,380
Inventory	179,306
Goodwill	80,900

Total assets purchased	657,090

Accounts payable	30,973
Loans long and short term	253,716

Total Liabilities assumed	284,689

Total net assets	372,401

Total consideration paid	$372,401

In August 2005, the Company abandoned the building owned in the Erez Industrial Zone (See Note 12 (D) for details). The net book value of the building of $127,865 was reclassified to Other Current Assets at December 31, 2005, as the Company expects to recover the fair market value of the building from the State of Israel, see Note 12.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1	DESCRIPTION OF BUSINESS

Defense Industries International, Inc. and subsidiaries (the “Company”) is a manufacturer and global provider of personal military and civilian protective equipment and supplies. The Company’s products are used by military, law enforcement, border patrol enforcement, and other special security forces, corporations, non-governmental organizations and individuals throughout the world.

The Company’s main products include body armor, bomb disposal suits, bullet proof vests and jackets, ballistic wall coverings, bullet proof ceramic and polyethylene panels, V.I.P. car armoring and lightweight armor kits for vehicles, personal military equipment, dry storage systems, liquid logistic products,tents and othercamping and travel gear.

Defense Industries International, Inc. is a holding company whose subsidiaries include Export Erez USA, Inc., or Export Erez, and Rizzo Inc. Export Erez is a holding company whose subsidiaries include Export Erez, Ltd., a wholly owned subsidiary, Mayotex, Ltd., or Mayotex, a wholly owned subsidiary, Dragonwear Trading Ltd., or Dragonwear, a wholly owned subsidiary and Achidatex Nazareth Elite (1977) Ltd., or Achidatex, a majority owned subsidiary.

Export Erez Ltd. was incorporated in Israel on January 23, 1983 under the name R.T.V. Ltd., and changed its name to Export Erez Ltd. on April 25, 1987. Export Erez Ltd. is principally engaged in the design, production and marketing of personal military and civilian protective equipment and supplies such as body armor, bomb disposal suits, bulletproof vests, and associated heavy fabric products, such as battle pouches and combat harness units, tents and other camping equipment.

Mayotex Ltd. was incorporated in Israel on March 7, 1990. Mayotex is engaged in weaving, processing, dyeing, cutting and sewing of fabric to make the heavy-duty and bulletproof fabrics used by Export Erez Ltd. in manufacturing its finished products and goods, and in VIP car armoring and lightweight vehicle armor kits production.

Dragonwear Trading Ltd. was incorporated in Cyprus in October 2000 and is engaged in trading textile products.

Achidatex Nazareth Elite (1977) Ltd. was incorporated in Israel on August 2, 1977. Export Erez acquired 76% of Achidatex shares on June 18, 2001, from Mr. Avraham Hatzor, Mr. Fredy Davidovitz and Mr. Shmuel Davidovitz, which individuals retain 24% of the outstanding Achidatex shares. Achidatex is a leading manufacturer of ballistic shields, long term storage systems, liquid logistic products, combat flak jackets, tents and other personal military and civilian protective equipment and supplies.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

During 2004, the Israeli Government decided to evacuate the Erez Industrial Zone in the Gaza Strip where part of the Company’s operations were located. The Company had owned facilities, leased other facilities and maintained equipment and inventory within this area. In 2005, the Company moved its “light cut and sew” operation from the Erez Industrial Zone to Sderot as well as some of its webbing equipment to Nazareth. In August 2005, the Company evacuated its remaining operations and abandoned the buildings owned and leased in the Erez Industrial Zone. The Israeli Government’s decision to evacuate the Gaza Strip was supported by certain resolutions, as well as the “Evacuation Law”that was adopted by the Israeli Parliament, to compensate the Israeli Gaza Strip settlers as well as business and property owners in the Gaza Strip and in the Erez Industrial Zone (see note 12).

Effective February 28, 2005, the Company acquired all of the outstanding shares of Rizzo Inc. (doing business as Owen Mills Company), a Los Angeles-based manufacturing and service company specializing in military and industrial sewing of marine and ballistic fabric products. Under the terms of the agreement, the Company purchased all of the outstanding stock of Owen Mills Company in consideration for a $200,000 note payable and shares of the Company’s common stock having a value of $200,000, based on the average closing price per share of the Company’s common stock for the ten trading days preceding the issuance of such shares. The Company shall pay the $400,000 of aggregate consideration as follows: (i) $3,333.33 each month commencing on March 31, 2005 and thereafter on the last business day of each successive month until the Company has paid the former shareholder of Owen Mills Company a total of $200,000; the present value of the cash payments is $172,401 (ii) $40,000 in the form of shares of common stock of the Company payable within fifteen (15) business days from the date of the agreement (On April 27, 2005 the Company issued 36,463 common shares having a fair value of $40,000 to the former shareholder of Owen Mills Company); and (iii) $40,000 in the form of the Company’s common stock paid to the former shareholder of Owen Mills Company on each of the last business day in February for each of the next 4 years ending in 2009, aggregating $160,000 which is reflected on the Consolidated Balance Sheet as a liability common shares to be issued. The Company acquired assets totaling $576,190 (consisting of cash of $20,415, accounts receivable, net of $232,224, inventories of $179,306, property, plant and equipment, net of $140,380, and other current assets of $3,865) and assumed liabilities of $284,689 (consisting of accounts payable of $30,973, other current liabilities of $160,046, and long-term debt of $93,670), which resulted in the recording of $80,900 in goodwill.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

The acquisition of Owen Mills Company was accounted for as a purchase under SFAS No. 141, Business Combinations. Accordingly, the operating results of Owen Mills Company have been included in the consolidated statements of operations after the acquisition date of February 28, 2005.

The following table reflects the unaudited pro forma combined results of operations for the year ended December 31, 2005, and 2004 assuming the acquisition had occurred at the beginning of 2004.

	Year Ended December 31, 2005	Year Ended December 31, 2004

Revenue	$11,607,948	$13,167,563
Net income (loss)	$(28,464)	$337,456
Net income (loss) per share - basic and diluted	$(0.00)	$0.01

On December 31, 2005 the Company acquired for $217,215 in cash the operations of Chemoplast Industries (1994) Ltd. Chemoplast Industries is a leading Israeli provider of dry storage systems. According to the purchase agreement dated December 20, 2005, the Company acquired Chemoplast Industries’ equipment, leasehold improvements, and inventory. Chemoplast Industries is a producer of high quality plastic products and specializes in sheet plastic and laminate fabrication production. Chemoplast Industries currently specializes in the production of controlled dry storage systems for tanks, armored personnel carriers and other military vehicles and of equipment that require battlefield readiness and quick deployment such as collapsible liquid storage tanks, mobile silos for storage of grains, liners for tanks shipping systems, custom-made covers for artillery, vehicles, communication equipment, tarpaulins, various technical products and special-purpose defense items.

NOTE 2	SIGNIFICANT ACCOUNTING POLICIES

(A) Principles of Consolidation

The consolidated financial statements include the accounts of Defense Industries International, Inc. and its wholly owned subsidiaries, Export Erez, USA, Inc., Export Erez, Ltd., Mayotex, Ltd. and Dragonwear Trading Ltd. and its 76% owned subsidiary Achidatex Nazareth Elite (1977) Ltd. The minority interest represents the minority shareholders’ proportionate share of Achidatex.

All significant inter-company accounts and transactions have been eliminated in consolidation.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

(B) Foreign Currency Translation and Transactions

The accompanying consolidated financial statements are presented in United States dollars. The functional currency of Export Erez, Ltd., Mayotex Ltd., and Achidatex Nazareth Elite is the New Israeli Shekel (NIS). The functional currency of Dragonwear Trading Ltd. is the Cyprus Pound (CYP). The financial statements of Dragonwear are translated into NIS. The financial statements for all of these entities are then translated into United States dollars from NIS at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

Foreign currency transaction gains or losses from transactions denominated in currencies other than NIS are recognized in net income in the period the gain or loss occurs. During 2005 and 2004, a gain of $72,610 and 40,544, respectively are included in financial expense, net in the accompanying consolidated statements of income (loss) and comprehensive income (loss).

(C) Comprehensive Income

The foreign currency translation gains (losses) resulting from the translation of the financial statements of the Company’s subsidiaries expressed in NIS to United States dollars are reported as Other Comprehensive Income in the consolidated statements of income and as Accumulated Other Comprehensive Loss in the statements of changes in shareholders’ equity.

(D) Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclose the nature of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(E) Fair Value of Financial Instruments

The Company’s financial instruments are principally non-derivative assets and non-derivative liabilities (non-derivative assets include cash and cash equivalents, deposits in banks and other financial institutions, marketable securities, trade accounts receivable, other assets; non-derivative liabilities include short-term debt, trade accounts payable, and other current liabilities). Because of the nature of these financial instruments, fair value generally equals or approximates the amounts presented in the consolidated financial statements. The carrying amount of the Company’s long-term debt approximates quoted market prices or current rates offered to the Company for debt of the same remaining maturities.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

(F)Concentrations of Credit Risk

At December 31, 2005 and 2004, the Company held cash and cash equivalents, in the aggregate amount of $1,581,967 and $505,013, respectively, and most of these amounts were deposited with Israeli banks. Under Israeli law, the Bank of Israel insures all bank deposits without limits on the amount. Therefore, the Company does not anticipate losses in respect to these items.

Part of the Company’s sales are made to government institutions and private industry in Israel. Consequently, the exposure to credit risks relating to these trade receivables is limited. Export sales are made primarily with a letter of credit by the buyer or under controlled credit with specific accredited customers, so the receivable is collectible. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. An appropriate allowance for doubtful accounts is included in trade accounts receivable.

(G) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

(H) Trading Securities

The Company invests in mutual funds and common stocks in Israel and in common stocks in the United States.

All trading securities as of December 31, 2005 and 2004 are carried at their fair market value based upon quoted market prices of those investments at year end. Net realized and unrealized gains and losses on trading securities are included in net earnings in other income for the years ended December 31, 2005 and 2004.

(I) Inventories

Inventories are valued at the lower of cost or market value using the first-in first-out method for raw materials. The specific identification method is used for finished goods since all orders are custom orders for customers.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

(J) Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of three to twenty-five years.

(K) Intangible Assets

Intangible assets includes purchased manufacturing knowledge that is being amortized using the straight-line method over the estimated useful life of eight years, and goodwill which is not being amortized, but is evaluated for impairment.

(L) Impairment of Long-lived assets

In accordance with the provisions of Financial Accounting Standard Board (“FASB”) Statement No. 144, Accounting for the Impairment of Disposal of Long-lived Assets, the Company reviews long-lived assets, including equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amounts of the assets may not be fully recoverable Under Statement No 144, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the assets and its eventual disposition is less than its carrying amount. Impairment, if any, is measured as the amount by which the carrying amount of long-lived assets exceeds its fair value. At December 31, 2005, there has been no such impairment.

(M) Revenue Recognition

Revenues from sales of products are recognized under the completed contract method upon shipment to customers. The contracts are short term, generally under two months. In accordance with Staff Accounting Bulletin (“SAB”) No.101 “Revenue Recognition in Financial Statement” (as updated by SAB 104) revenue is recognized when delivery has occurred, persuasive evidence of an agreement exists, the vendor’s fee is fixed or determinable, no further obligation exists and collectability is probable.

The Company provides a warranty on goods ranging from three to four years. The Company’s policy is to consider the establishment of a reserve for warranty expenses. Based upon historical experience of no warranty claims, the Company has not established a reserve at December 31, 2005 and 2004.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

(N) Accounts Receivable

Accounts receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The allowance for doubtful accounts was $229,120 and $105,927 in 2005 and 2004.

(O) Segments

During 2005 and 2004, the Company operated and managed two strategic business units: production for the civilian market and the military market. The military market is further broken down between local and export sales in order to better analyze trends in sales and profit margins. The Company does not allocate assets between segments because assets are used in more than one segment and any allocation would be impractical (See Note 15(A) for segment information).

(P) Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(Q) Per Share Data

Basic net income (loss) per common share is computed based on the weighted average common shares outstanding during the year. Diluted net income per common share is computed based on the weighted average common shares and common stock equivalents outstanding during the year. Common stock equivalents to purchase 627,000 shares of common stock were not included in diluted loss per share because their effect is anti dilutive.

(R) Shipping and Handling Fees

The Company includes shipping and handling fees billed to customers as revenues and the related costs as cost of sales. Such fees and costs are primarily comprised of outbound freight. Included in revenues in the accompanying consolidated statements of income are shipping and handling fees of $22,978 and $17,474 for the years ended December 31, 2005 and 2004, respectively.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

(S) Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses included in selling expenses were $70,407 and $66,996 for the years ended December 31, 2005 and 2004, respectively.

(T)Research and Development Costs

Expenditures relating to the development of new products and processes, including significant improvements to existing products, are expensed as incurred. Research and development expenses were $71,305 and $121,345 for the years ended December 31, 2005and 2004.

(U) Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), “Share-Based Payment”, or SFAS 123(R), which is a revision of SFAS No. 123, “Accounting for Stock Based Compensation”, or SFAS 123. Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123 permitted, but did not require, share-based payments to employees to be recognized based on their fair values, while SFAS 123(R) requires all share-based payments to employees to be recognized based on their fair values on the date of grant. SFAS 123(R) also revises, clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. The new standard became effective for us commencing January 1, 2006. The adoption of this standard will not have an impact on our financial condition or results of operations since we currently do not have an option plan, or outstanding options for the benefit of our employees.

(V) Reclassifications

Certain prior year amounts were reclassified to conform to the current year’s presentation.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 3	TRADING SECURITIES

A reconciliation of original cost to fair market value for trading securities held at December 31, 2005 and 2004 follows:

	2005	2004

Trading securities, at cost	$713,690	$687,262
Unrealized gain on trading securities	25,649	69,340

Trading securities at fair market value	$739,339	$756,602

NOTE 4	INVENTORIES

Inventories at December 31, 2005 and 2004 consisted of the following:

	2005	2004

Raw materials	$1,815,021	$1,639,456
Work in progress	592,751	837,836
Finished goods	514,226	331,727

	$2,921,998	$2,809,019

NOTE 5	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31, 2005 and 2004 consisted of the following:

	2005	2004	Estimated Useful Life

Buildings	$27,395	$178,797	15 -25 Years
Leasehold improvements	280,993	254,566	10 Years
Motor vehicles	427,153	374,285	5-7 Years
Office equipment and furniture	324,289	315,769	3 - 14 Years
Equipment	3,663,354	2,795,513	5 Years

	4,723,184	3,918,930
Less: Accumulated depreciation	(2,452,729)	(2,157,088)

	$2,270,455	$1,761,842

Depreciation expense for the years ended December 31, 2005 and 2004 was $328,269 and $276,243, respectively.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 6	INTANGIBLE ASSETS

In October 2000, the Company purchased the knowledge to manufacture ceramic plates with a ballistic cloth covering for $89,100. This amount is being amortized over the estimated useful life of eight years.

Intangible assets at December 31, 2005 and 2004 consisted of the following:

	2005	2004

Goodwill	80,900	---
Purchased manufacturing knowledge	$89,100	$89,100
Less accumulated amortization	(67,501)	(57,763)

	$102,499	$31,337

Amortization expense for the years ended December 31, 2005 and 2004 was $9,776 and $9,768, respectively, the amortization expense refers to manufacturing knowledge.

NOTE 7	SHORT-TERM DEBT

Short-term debt at December 31, 2005 and 2004 consisted of the following:

	Interest Rates	2005	2004

Overdraft credit	7% - 12%	$501,793	$518,279
Short-term bank loans	6% - 7.5%	459,945	134,634

		$961,738	$652,913

The overdraft credit is a revolving credit facility due on demand. The short-term bank loans at December 31, 2005 include one loan due in twelve monthly installments of $1,942 per installment and a second loan of $436,641 due on demand.

To secure its short-term liabilities and long-term loans (See Note 9), the Company has a blanket floating lien in favor of several Israeli banks on all assets, securities, notes and other trade instruments that are deposited withthe banks.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 8	OTHER CURRENT LIABILITIES

Other current liabilities at December 31, 2005 and 2004 consisted of the following:

	2005	2004

Government	$10,172	$103,410
Employees and institutions for wage	167,703	197,120
Shareholder loans payable (Note 14)	86,626	12,181
Advances from customers	89,413	197,885
Accrued expenses	203,296	489,535
Taxes	6,828	6,828

	$564,038	$1,006,959

NOTE 9	LONG-TERM DEBT

On November 4, 2001, the Company borrowed $1,138,000 at an interest rate of 7.3%. The terms are 60 monthly payments commencing December 4, 2001 with each payment consisting of a fixed amount of principal along with accrued interest. As of December 31, 2005, the balance of the loan was $188,947, which is included in the current portion of long-term debt.

On December 24, 2003, the Company borrowed $388,216 at an interest rate of 7%. The terms are 60 monthly payments commencing January 24, 2004 with each payment consisting of a fixed amount of principal along with accrued interest. As of December 31, 2005, the balance of the loan was $221,867, of which $73,865 is included in the current portion of long-term debt.

On May 31, 2004, the Company obtained two loans of $92,850 each at an interest rate of 7.02%. The terms are 56 monthly payments commencing June 1, 2004 with each payment consisting of a fixed principal along with accrued interest. As of December 31, 2005 the balance of the loans was $120,624 of which $36,471, is included in the current portion of long-term debt.

On April 18, 2005, the Company borrowed $21,909 with interest at a fluctuating rate based on the Bank of Israel’s prime rate (6% at December 31, 2005). The terms are 48 monthly payments commencing May 21, 2005 with each payment consisting of a fixed amount of principal along with accrued interest. As of December 31, 2005, the balance of the loan was $18,598, of which $5,246 is included in the current portion of long-term debt.

On April 18, 2005, the Company borrowed $29,502 with interest at a fluctuating rate based on the Bank of Israel’s prime rate (6% at December 31, 2005). The terms are 48 monthly payments commencing May 21, 2005 with each payment consisting of a fixed amount of principal along with accrued interest. As of December 31, 2005, the balance of the loan was $25,048, of which $7,064 is included in the current portion of long-term debt.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

On July 29, 2005, the Company borrowed $543,125 with interest at a fluctuating rate based on the Bank of Israel’s prime rate (6% at December 31, 2005). The terms are 24 monthly payments commencing August 29, 2005 with each payment consisting of a fixed amount of principal along with accrued interest. As of December 31, 2005, the balance of the loan was $435,522, of which $270,090 is included in the current portion of long-term debt.

On July 31, 2005, the Company borrowed $434,500 with interest at a fluctuating rate based on the Bank of Israel’s prime rate (6% at December 31, 2005). The terms are 34 monthly payments commencing August 31, 2005 with each payment consisting of a fixed amount of principal along with accrued interest. As of December 31, 2005, the balance of the loan was $367,877, of which $205,432 is included in the current portion of long-term debt.

On December 29, 2005, the Company borrowed $21,725 with interest at a fluctuating rate based on the Bank of Israel’s prime rate (6% at December 31, 2005). The terms are 36 monthly payments commencing January 28, 2005 with each payment consisting of a fixed amount of principal along with accrued interest. As of December 31, 2005, the balance of the loan was $21,727, of which $7,282 is included in the current portion of long-term debt.

On February 28, 2005, the Company acquired all the outstanding shares of Rizzo Inc. (doing business as Owen Mills Company) for an aggregate of $372,401, consisting of a note payable of $172,401 and $200,000 in common stock of the Company, both of which are to be paid over five years, as of December 31, 2005 the balance of the note was $147,129, of which $40,000 is included in the current portion of long term debt.

All of the Company’s long-term debt is collateralized by a floating guarantee on essentially all of the Company’s assets (See Note 7).

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Required principal payments (including current maturities) on long-term debt as of December 31, 2005 was as follows:

Year	Amount

2006	$834,397
2007	496,472
2008	170,367
2009	39,837
2010	6,264

1,547,337

Less: current portion	834,397

Long-term portion of debt	$712,940

NOTE 10	DEPOSITS AND PROVISIONS FOR THE SEVERANCE OF EMPLOYER-EMPLOYEE RELATIONS

	2005	2004

Deposits for the severance of employer-employee relations	$382,988	$483,334
Provision for the severance of employer-employee relations	$272,190	$336,101

Under the Israeli Severance Pay Law, the Company is required to make severance payments to terminated employees who have been employed at least one year. The calculation is based on the employee’s latest salary and the period employed whereby the employee is entitled to one month of severance pay for each year employed based on the last month’s salary. For certain employees, including officers, the obligation for severance pay is discharged by payment of premiums to insurance companies under approved plans. Certain classes of the Company’s employees are included in a comprehensive defined contribution pension plan for industrial workers and the Company is contributing to a pension fund in order to secure a pension for such employees. The Company contributes 6% to 13% of the employee’s salary each month to the pension fund. Contributions charged to operations were approximately $120,081 and $112,000 in 2005 and 2004, respectively. Part of the Company’s contributions relate to the Company’s liability for severance pay for the period commencing from the date when the employee joined the program. The amount required to cover the liability of the Company for severance pay to such employees prior to their joining the program was deposited with a severance pay fund. For employees other than those referred to above, the Company’s liability is covered by regular payments to severance pay funds.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

The amounts maintained with insurance companies and the pension funds are not under control of the Company and therefore are not reflected in the consolidated financial statements. The deposits presented in the consolidated balance sheets include profits and interest in the fund accumulated to the consolidated balance sheet date. The amounts deposited may be withdrawn only after fulfillment of the obligations under the Severance Pay Law as discussed above.

NOTE 11	INCOME TAXES

The United States parent company, its United States subsidiary and the Israeli subsidiaries file separate tax returns. The Israeli companies are taxed in Israel at a flat rate of 35% and are subject to the Israel Income Tax Law (Inflation Adjustment) of 1985. Under this law, results of operations for income tax purposes are measured in real terms in accordance with the changes in the Israeli Consumer Price Index. The inflation adjustment is expressed as financing costs or income and is applied as an adjustment to book income for purposes of computing income taxes.

Income tax expense in United States Dollars for the years ended December 31, 2005 and 2004 was as follows:

	2005	2004

Current United States	$-	$-
Current Israel	59,705	164,054
Deferred Israel and United States	11,810	174,691

Income tax expense	$71,515	$338,745

The actual tax expense differs from the “expected” tax expense for the years ended December 31, 2005 and 2004 (computed by applying United States statutory rates and the Israeli tax rates to income before taxes) as follows:

	2005	2004

Computed "expected" tax expense	$105,134	$320,579
Non-tax deductible expenses	78,080	20,490
Inflationary adjustment	(36,773)	(15,896)
Tax exempt revenues or taxable at different rate	(76,510)	(17,490)
Prior year's taxes	1,584	31,062

	$71,515	$338,745

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2005 and 2004 were as follows:

	2005	2004

Deferred taxes asset - current:
Allowance for doubtful accounts	$61,727	$36,014
Trading securities	(5,935)	(12,847)
Provision for vacation and supplementary holiday	16,463	19,882

Total deferred tax assets, current	$72,255	$43,049

Deferred taxes asset, net - non current:
Depreciable fixed assets	$(3,800)	$(8,353)
Net operating loss carry forward	22,500	75,689
Severance of employer/employee relations	(8,581)	(7,010)

Total deferred tax assets, non-current	$10,119	$60,326

At December 31, 2005, the United States parent company and its United States subsidiary had net operating loss carry forwards of approximately $100,642 for income tax purposes, available to offset future taxable income expiring in 2023, which resulted in a deferred tax asset of $22,500. The United States parent company and its United States subsidiary did not record a valuation allowance at December 31, 2005 and 2004 because it was more likely than not that they would avail themselves of the tax benefit generated by the net loss carry forward.

NOTE 12	COMMITMENTS AND CONTINGENCIES

(A) Operating Lease Agreements

The Company’s executive offices, are located in 8 Brisel Street, Industrial Zone, Sderot. The Company’s manufacturing, production and distribution facilities are scattered over several locations in Israel as follows:

Nazareth Industrial Area: the production activities of the Company’s subsidiary, Achidatex are located in a 6,000 square meter building in Nazareth Industrial Area which is owned by an affiliated party. The annual rental expense for this facility is $180,000. The lease expires in December 2008. Since the beginning of 2005, following the decision of the Israeli Government to remove Israeli residents from the Erez Industrial Zone [see Note 12 (D)], we have relocated the major production activities of our subsidiary Export Erez Ltd. from Erez Industrial Area to this facility. Accordingly, the rent as from 2005 will be allocated equally between Achidatex and Export Erez.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Petah-Tikva: Achidatex leases approximately 300 square meters for its executive offices in Petah-Tikva at annual rental expense of $21,600. The lease expires in December 2006.

Erez Industrial Area: The Company leased 2,000 square meter space in Erez Industrial Area, for its sewing operations and for its storage, in a building that belongs to Mr. Joseph Postbinder, its Chief Executive Officer and Chairmen of its board of directors. This lease was extended in 2005, and the annual rental expense for this building in 2005 is $34,200. The lease expired on August 31, 2005. Export Erez leased an additional 400 square meters, in the same building, from a non affiliated party, at an annual rental expense of $19,200. That lease also expired on August 31, 2005. The operation moved to Sderot and to Nazareth Industrial Zone.

Industrial Area of Ashdod: Mayotex leases a 230 square meter space in the Industrial Area of Ashdod for its car armor installations. The annual rental expense for this space is $12,000. The lease expires on December 31, 2006.

Industrial Area of Sderot: as of January 2, 2005, Mayotex leases an approximately 1,250 square meter space in the Industrial Area of Sderot primarily for its cut and sew operations. The lease expires on December 31, 2005 and is renewable for an additional one year term. The annual rental expense for this space will be $43,884 in 2005. The lease expires on December 31, 2006.

Van Nuys, California: as of September 1, 2003, Owen Mills leases an approximately 9,000 square feet space in Van Nuys, California for its operations. The lease expires on August 31, 2008. The annual rental expense for this space is $54,000.

Under a lease agreement effective January 1, 2005, the Company leases an industrial building located in the Alon Tavor Industrial Zone for its operation purchased from Chemoplast at an annual rental expense of $59,850. The lease expire in March 31, 2009. Under the lease, the annual rental expense increase in 2.5% annually.

Future minimum lease payments under the terms of the operating leases were follows as of December 31, 2005:

Year	Amount

2006	293,850
2007	295,346
2008	278,880
2009	16,113

$884,189

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Rent expense under the operating leases for the years ended December 31, 2005 and 2004 was $332,667 and $328,300, respectively.

(B) Contingencies

The Company has an employment agreement with the President of the Company, pursuant to which the President is entitled to additional compensation of 1.5% of the growth in the Company’s total sales since 2002. The President, at his option, may receive shares of common stock in lieu of cash. For the year ended December 31, 2004, the President was entitled to bonus compensation in the amount of $21,102, or 42,204 shares of the Company’s common stock in lieu of such compensation (having a fair value of $48,957), which was accrued and included in other current liabilities and subsequently paid in 2005. For the year ended December 31, 2005, there was no bonus due to the President of the Company.

(C) Other Matters

Mayotex Ltd., received a notification of audit from the Israeli Internal Revenue Service for the years ended December 31, 2002, 2003, and 2004. The audit is in the initial stage and the Company is unable to determine, what effect, if any, the audit will have on the consolidated financial statements.

(D) Israeli Gaza Strip Operations:

During 2004, the Israeli Government decided to evacuate the Erez Industrial Zone in the Gaza Strip where part of the Company’s operations were located. The Company had owned facilities, leased other facilities and maintained equipment and inventory within this area. In 2005, the Company moved its “light cut and sew” operation from the Erez Industrial Zone to Sderot as well as some of its webbing equipment to Nazareth. In August 2005, the Company evacuated its remaining operations and abandoned the buildings owned and leased in the Erez Industrial Zone. The Israeli Government’s decision to evacuate the Gaza Strip was supported by certain resolutions, as well as the “Evacuation Law”that was adopted by the Israeli Parliament, to compensate the Israeli Gaza Strip settlers as well as business and property owners in the Gaza Strip and in the Erez Industrial Zone, however, the amount of the compensation has not been finalized.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

The Company incurred $217,477 in costs related to the evacuation of its facilities located in the Erez Industrial Zone in the Gaza Strip, which includes $89,612 in moving expenses and $127,865, of net book value for the building that was abandoned. The Company believes that it will be reimbursed in full for all costs related to the evacuation as well as the fair market value of the facilities abandoned in the Erez Industrial Zone. As a result, the Company has reclassified the net book value of the assets abandoned as well as the evacuation costs to a receivable from the State of Israel in the amount of $217,447 which is included in Other Current Assets in the Consolidated Balance Sheet at December 31, 2005.

Since the Company believes that it will be reimbursed for the fair market value of the building that was abandoned, there is a potential gain contingency that will be recorded when and if realized.

NOTE 13	SHAREHOLDERS’ EQUITY

Securities Purchase Agreement:

On June 15, 2005, the Company executed a Securities Purchase Agreement (the “Agreement”) with a group of investors for a $1.1 million private placement of its common stock. Pursuant to the Agreement, the Company agreed to issue 1,833,334 shares of its common stock to the investors at a price of $0.60 per share. The Company also agreed to issue the investors 365,000 warrants to purchase its common stock at an exercise price of $0.94 share, exercisable until June 30, 2007, and 182,500 warrants at an exercise price of $2.40 per share, exercisable until June 30, 2010. The Agreement also provided for the issuance by the Company to the investors of up to an additional 1,368,191 shares of its common stock if, one year after the closing, there has been a decrease in the Company’s share price of $0.60 per share.

In addition, the Company agreed to issue 82,133 shares of its common stock, as well as 60,000 warrants at an exercise price of $0.94 (exercisable until June 30, 2007) and 20,000 warrants at an exercise price of $2.40 per share (exercisable until June 30, 2010) as a finder’s fee for services provided in connection with the transaction.

As of December 31, 2005, the Company has issued 1,915,467 shares of common stock for cash and finders fee having an aggregate fair value of $933,229 net of issuance costs.

The Company accounted for the warrants issued based on guidance from SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and Emerging Issues Task Force (“EITF”) No. 00-19. Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own stock. Accordingly, the warrants are treated as derivatives and classified as a liability. The warrants are recorded at fair value, based on the Black-Scholes pricing model, and revalued each reporting period with the change in fair value recorded as other income (expenses). For the year ended December 31, 2005 the fair value adjustment resulted in a gain of $4,820.

The Company allocated the proceeds from the private placement of $1,1 millions between the common stock and the warrants based upon the fair value of the warrants at the transaction date using the Black-Scholes pricing model. This resulted in a liability being recorded at the transaction date for the warrants of $171,597.

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 14	RELATED PARTIES

(A)Transactions with Related Parties

The Company has signed lease agreements with the principal shareholder of the Company. The Company’s subsidiaries, Achidatex, and Export Erez Ltd. has signed lease agreements with a company owned by minority shareholders of Achidatex (See Note 12(A)(4)).

The Company has an employment agreement with the President of the Company.

(B) Income and (Expenses) Transactions with Related Parties

	2005	2004

Salaries and related expenses	$(167,556)	$(167,935)
Lease and rent expenses	(256,806)	(232,252)
Sales to affiliate company**	37,222	84,104

(C) Balances with Related Parties

	2005	2004

Accounts receivable affiliate company*	$9,958		$69,193
Accounts receivable affiliate company**	310,292		305,265

	$320,250		$374,458

Loans payable affiliate person ***	$86,626	$	---

	$86,626	$	---

*The majority shareholder of the Company is a principal shareholder of this affiliate. The receivable resulted from the sale of products in the ordinary course of business.

**Some of the shareholders of this affiliate are the minority shareholders in Achidatex. The receivable resulted from the sale of products in the ordinary course of business.

*** Majority shareholder of the Company

DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 15	SEGMENT INFORMATION AND CONCENTRATIONS

(A) Sales and Income from Operations:

	Civilian Local	Military Local	Military Export	Consolidated

December 31, 2005
Net sales	$2,492,839	$2,465,417	$6,490,113	$11,448,369
Income from operations	21,055	12,809	22,567	56,431

December 31, 2004
Net sales	$1,636,027	$2,094,590	$8,305,787	$12,036,404
Income from operations	81,015	149,972	641,755	872,742

(B) Single Customers Exceeding 10% of Sales:

	2005	2004

Customer A (Israeli Ministry of Defense and Government of Israel)	$2,099,918	$1,250,695
Customer B (Military Export)	$1,141,234	$4,003,684

Accounts receivable balance
Customer A (Israeli Ministry of Defense and Government of Israel)	$420,252	$160,210
Customer B (Military Export)	$198,209	$529,704

NOTE 16	SUBSEQUENT EVENTS

On April 3, 2006, the Company issued 123,077 common shares having a fair value of $40,000 to the former shareholder of Owen Mills according to the business combination agreement signed on February 28, 2005.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31 2006 AND 2005

DEFENSE INDUSTRIES INTERNATIONAL, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2006 (Unaudited)	December 31, 2005

CURRENT ASSETS
Cash and cash equivalents	$1,537,925	$1,581,967
Accounts receivable, net of allowance for doubtful accounts
of $124,823and $133,631, respectively	1,771,855	1,669,808
Accounts receivable - related parties, net of allowance for doubtful accounts of
$96,322 and $95,489, respectively	212,471	320,250
Inventories	2,606,425	2,921,998
Trading securities	738,944	739,339
Deferred taxes	67,561	72,255
Other current assets	591,819	646,731

Total Current Assets	7,527,000	7,952,348

PROPERTY, PLANT AND EQUIPMENT, NET	2,225,746	2,270,455

OTHER ASSETS
Deposits for the severance of employer-employee relations	386,357	382,988
Deferred taxes, long-term	7,779	10,119
Intangible assets, net	97,775	102,499

Total Other Assets	491,911	495,606

TOTAL ASSETS	$10,244,657	$10,718,409

The accompanying notes are an integral part of the condensed consolidated financial statements.

DEFENSE INDUSTRIES INTERNATIONAL, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS' EQUITY

	March 31, 2006 (Unaudited)	December 31, 2005

CURRENT LIABILITIES
Accounts payable	$874,918	$933,770
Short-term debt	1,307,237	961,738
Current portion of long-term debt	754,991	834,397
Common stock to be issued	80,000	40,000
Other current liabilities	370,347	564,038

Total Current Liabilities	3,387,493	3,333,943

LONG-TERM LIABILITIES
Long-term portion of debt	546,611	712,940
Provision for the severance of employer-employee relations	266,549	272,190
Common stock to be issued	80,000	120,000
Embedded derivatives at fair value	137,559	166,777
Minority interest	855,280	889,086

Total long-term Liabilities	1,885,999	2,160,993

Total liabilities	5,273,492	5,494,936

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, $.0001 par value, 50,000,000 shares authorized, none issued and
outstanding	-	-
Common stock, $.0001 par value, 250,000,000 shares authorized, 27,301,930 issued and
outstanding	2,730	2,730
Additional paid-in capital	2,512,887	2,512,887
Retained earnings	2,966,233	3,122,243
Accumulated other comprehensive loss	(510,685)	(414,387)

Total Shareholders' Equity	4,971,165	5,223,473

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,244,657	$10,718,409

The accompanying notes are an integral part of the condensed consolidated financial statements.

DEFENSE INDUSTRIES INTERNATIONAL, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND
COMPREHENSIVE INCOME (LOSS)
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005
(UNAUDITED)

	For the Three Months Ended March 31, 2006	For the Three Months Ended March 31, 2005

NET REVENUES	$1,833,371	$3,684,480

COST OF SALES	1,524,473	3,029,383

GROSS PROFIT	308,898	655,097

OPERATING EXPENSES
Selling	135,689	144,081
General and administrative	394,250	397,096

Total Operating Expenses	529,939	541,177

INCOME (LOSS) FROM OPERATIONS	(221,041)	113,970

OTHER INCOME (EXPENSE)
Financial expense, net	(7,383)	(44,169)
Gain on fair value adjustment to embedded derivatives	29,218	---
Other income, net	30,288	80,226

Total Other Income	52,123	36,057

INCOME (LOSS) BEFORE INCOME TAXES	(168,918)	149,977

Less: income tax expense	15,222	49,014

Income (loss) before minority interest in income in subsidiary	(184,140)	100,963

Minority interest income (loss)	28,130	(17,725)

NET INCOME (LOSS)	$(156,010)	$83,238

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation loss, net of minority interest portion	(92,551)	(41,284)

Other comprehensive loss before tax	(92,551)	(41,284)
Income tax benefit related to items of other comprehensive loss	32,741	16,679

TOTAL OTHER COMPREHENSIVE (LOSS), NET OF TAX BENEFIT	(59,810)	(24,605)

COMPREHENSIVE INCOME (L0SS)	$(215,820)	$58,633

Net income (loss) per share - basic and diluted	$(0.01)	$0.00

Weighted average number of shares outstanding - basic and diluted	27,301,930	25,350,000

The accompanying notes are an integral part of the condensed consolidated financial statements.

DEFENSE INDUSTRIES INTERNATIONAL, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005
(UNAUDITED)

	For The Three Months Ended March 31, 2006	For The Three Months Ended March 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(156,010)	$83,238
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	100,886	44,376
Gain from sale of property, plant and equipment	---	(17,725)
Provision for doubtful accounts	(7,975)	4,779
Gain on fair value adjustment to embedded derivatives	(29,218)	---
Net realized and unrealized gain on trading securities	(27,693)	(59,281)
Minority interest in income (loss) of subsidiary	(28,130)	17,725
Changes in operating assets and liabilities, net of effects of acquisition:
Increase in deposits for employee severance	(3,369)	(2,529)
(Increase) decrease in deferred taxes	7,034	(6,105)
(Increase) decrease in accounts receivable	13,708	(1,253,398)
(Increase) decrease in other assets	54,912	(252,125)
(Increase) decrease in inventories	315,573	(189,736)
Increase (decrease) in accounts payable	(62,627)	97,553
Increase (decrease) in other liabilities	(189,917)	1,066,038
Increase (decrease) in provision for the severance of employer-employee relations	(5,641)	15,018

Net Cash Used In Operating Activities	(18,467)	(452,172)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(71,762)	(186,128)
Proceeds from sale of property, plant and equipment	---	17,794
Proceeds from sale of trading securities	215,327	111,743
Cash acquired in acquisition of Own Mills	---	20,415
Purchases of trading securities	(197,302)	(105,242)

Net Cash Used In Investing Activities	(53,737)	(141,418)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term debt, net	345,502	787,353
Payments on long-term debt	(218,839)	(158,425)

Net Cash Provided By Financing Activities	126,663	628,928

EFFECT OF CHANGES IN EXCHANGE RATES ON CASH	(98,501)	(11,773)

Net (decrease) increase in cash and cash equivalents	(44,042)	23,565
Cash and cash equivalents - beginning of period	1,581,967	505,013

Cash and cash equivalents - end of period	$1,537,925	$528,578

INTEREST PAID	$32,080	$28,449

TAXES PAID	$24,482	$54,752

The accompanying notes are an integral part of the condensed consolidated financial statements.

DEFENSE INDUSTRIES INTERNATIONAL, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005
(UNAUDITED)

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

On February 28, 2005, the Company acquired all the outstanding shares of Owen Mills for an aggregate of $372,401, consisting of a note payable of $172,401 and $200,000 in common stock of the Company, both of which are to be paid over five years.

The following represents the assets purchased and liabilities assumed at the acquisition date:

Cash and cash equivalent	$20,415
Accounts receivable - net	232,224
Other current assets	3,865
Property, plant and equipment	140,380
Inventory	179,306
Goodwill	80,900

Total assets purchased	657,090

Accounts payable	30,973
Long and short term loans	253,716

Total Liabilities assumed	284,689

Total net assets	372,401

Total consideration paid	$372,401

The accompanying notes are an integral part of the condensed consolidated financial statements.

DEFENSE INDUSTRIES INTERNATIONAL, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

(A) Basis of Presentation

The accompanying condensed consolidated financial statements are presented in United States dollars under accounting principles generally accepted in the United States of America.

(B) Principles of Consolidation

The condensed consolidated financial statements include the accounts of Defense Industries International, Inc. and its wholly owned subsidiaries, Export Erez, USA, Inc., Export Erez, Ltd., Mayotex, Ltd. Dragonwear Trading Ltd. its 76% owned subsidiary Achidatex Nazareth Elite for all periods presented and Owen Mills since February 28, 2005(the acquisition date) (collectively, the “Company”). The minority interest represents the minority shareholders’ proportionate share of Achidatex.

All intercompany accounts and transactions have been eliminated in consolidation.

(C) Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclose the nature of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(D) Per Share Data

Basic net income (loss) per common share is computed based on the weighted average common shares outstanding during the year. Diluted net income per common share is computed based on the weighted average common shares and common stock equivalents outstanding during the year. Common stock equivalents to purchase 627,000 shares of common stock were not included in diluted loss per share because their effect is anti dilutive.

(E) Interim Consolidated Financial Statements

The condensed consolidated financial statements as of and for the three months ended March 31, 2006 and 2005 are unaudited. In the opinion of management, such condensed consolidated financial statements include all adjustments (consisting only of normal recurring accruals) necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. The consolidated results of operations for the three months ended March 31, 2006 and 2005 are not necessarily indicative of the results to be expected for the full year. The consolidated balance sheet information as of December 31, 2005 was derived from the audited consolidated financial statements included in the Company’s Annual Report Form 10-KSB. The interim condensed consolidated financial statements should be read in conjunction with that report.

DEFENSE INDUSTRIES INTERNATIONAL, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

(F) Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS, No. 123 (revised 2004), “Share-Based Payment”, (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock Based Compensation. SFAS No.123R superseded APB No.25 and amended SFAS No.95, “Statement of Cash Flows”. Effective January 1,2006, SFAS No. 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards, with the cost to be recognized as compensation expense in the Company’s financial statements over the vesting period of the awards. Accordingly, the Company will recognize compensation cost for equity-based compensation for all new or modified grants issued after December 31, 2005. In addition, commencing January 1, 2006, the Company is required to recognize the unvested portion of the grant date fair value of awards issued prior to adoption of SFAS No. 123r based on the fair values previously calculated for disclosure SFAS No.123R based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding stock options and warrants.

The Company adopted SFAS No. 123R effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R that the remain unvested on the effective date.

The Company has not granted stock options to purchase shares of its common stock for employee services currently or in the year ended December 31, 2005. Accordingly, the Company’s Condensed Consolidated Financial Statements do not include any stock based compensation expense for the three months ended March 31, 2006 and is not required to disclose proforma stock based compensation expense for the three months ended March 31, 2005, nor does the Company have any unvested deferred compensation that must be amortized over any vesting periods.

(G) Goodwill and Other Intangible Assets

In accordance with Statement of Financial Accounting Standards (“SFAS No. 141”), the Company allocates the purchase price of its acquisitions to the tangible assets, liabilities and intangible assets acquired based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill. The fair value assigned to intangible assets acquired is either based on valuations prepared by independent third party appraisal firms using estimates and assumptions provided by management or negotiated at arms-length between the Company and the seller of the acquired assets. In accordance with SFAS No. 142, goodwill and purchased intangibles with indefinite lives are not amortized, but will be reviewed periodically for impairment. Purchased intangibles with finite lives will be amortized on a straight-line basis over their respective useful lives.

DEFENSE INDUSTRIES INTERNATIONAL, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2	BUSINESS COMBINATION

Effective February 28, 2005, the Company acquired all of the outstanding shares of Rizzo Inc. (doing business as Owen Mills Company), a Los Angeles-based manufacturing and service company specializing in military and industrial sewing of marine and ballistic fabric products. Under the terms of the agreement, the Company purchased all of Rizzo Inc.‘s, outstanding stock in consideration for a $200,000 note payable and shares of the Company’s common stock having a value of $200,000, based on the average closing price per share of the Company’s common stock for the ten trading days preceding the issuance of such shares. The Company shall pay the $400,000 of consideration as follows: (i) $3,333.33 each month commencing on March 31, 2005 and thereafter on the last business day of each successive month until Buyer has paid Shareholder a total of $200,000; the present value of the payments is $172,401 (ii) $40,000 in the form shares of common stock of the Company payable within fifteen (15) business days from the date of the Agreement; and (iii) $40,000 in the form of Company stock paid to the Seller on each of the last business days of February 2006 (see Note 8), February 2007, February 2008, and of February 2009.. The Company acquired assets totaling $576,190 and assumed liabilities of $284,689.

The following table reflects the unaudited pro forma combined results of operations for the three months ended March 31, 2005, assuming the acquisition had occurred at the beginning of 2004.

For the three Months ended March 31, 2005

Revenue	$3,844,061

Net income	$80,681

Net income per share - basic and diluted	$0.00

DEFENSE INDUSTRIES INTERNATIONAL, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3	INVENTORIES

Inventories consisted of the following:

	March 31, 2006	December 31, 2005

Raw materials	$1,591,170	$1,815,021
Work in progress	455,867	592,751
Finished goods	559,388	514,226

	$2,606,425	$2,921,998

NOTE 4	SHORT-TERM DEBT

Short-term debt at March 31, 2006 and 2005 consisted of the following:

	Interest Rates	March 31, 2006	December 31, 2005

Revolving credit facility	7% - 12%	$860,915	$501,793
Short-term bank loans	6% - 7.5%	446,322	459,945

		$1,307,237	$961,738

The revolving credit facility is due on demand. The short-term bank loans at March 31, 2006 include one loan due in nine monthly installments of $1,785 per installment and a three loans aggregating of $430,246 which are due on demand.

The revolving credit facility is used to fund the day to day activities of the company and was used to cover expenses incurred as a result of the evacuation of the Company’s operations from the Erez Industrial Zone in the Gaza Strip. The Company anticipates that the expenses related to the evacuation from the Erez Industrial Zone will be reimbursed by the Israeli Government.(See Note 7(C))

NOTE 5	SHAREHOLDERS’ EQUITY

Securities Purchase Agreement:

On June 15, 2005, the Company executed a Securities Purchase Agreement (the “Agreement”) with a group of investors for a $1.1 million private placement of its common stock. Pursuant to the Agreement, the Company agreed to issue 1,833,334 shares of its common stock to the investors at a price of $0.60 per share. The Company also agreed to issue the investors 365,000 warrants to purchase its common stock at an exercise price of $0.94 share, exercisable until June 30, 2007, and 182,500 warrants at an exercise price of $2.40 per share, exercisable until June 30, 2010. The Agreement also provided for the issuance by the Company to the investors of up to an additional 1,368,191 shares of its common stock if, one year after the closing, there has been a decrease in the Company’s share price of $0.60 per share.

DEFENSE INDUSTRIES INTERNATIONAL, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In addition, the Company agreed to issue 82,133 shares of its common stock, as well as 60,000 warrants at an exercise price of $0.94 (exercisable until June 30, 2007) and 20,000 warrants at an exercise price of $2.40 per share (exercisable until June 30, 2010) as a finder’s fee for services provided in connection with the transaction.

The Company accounted for the warrants issued based on guidance from SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and Emerging Issues Task Force (“EITF”) No. 00-19. Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own stock. Accordingly, the warrants are treated as derivatives and classified as a liability. The warrants are recorded at fair value, based on the Black-Scholes pricing model, and revalued each reporting period with the change in fair value recorded as other income (expenses). For the three months ended March 31, 2006 the fair value adjustment resulted in a gain of $29,218.

The Company allocated the proceeds from the private placement of $1.1 millions between the common stock and the warrants based upon the fair value of the warrants at the transaction date using the Black-Scholes pricing model. This resulted in a liability being recorded at the transaction date for the warrants of $166,777.

NOTE 6	SEGMENT INFORMATION AND CONCENTRATIONS

The Company has two strategic business units: the civilian market and the military market. The military market is further broken down between local and export sales in order to better analyze trends in sales and profit margins. The Company does not allocate assets between segments because several assets are used in more than one segment and any allocation would be impractical.

DEFENSE INDUSTRIES INTERNATIONAL, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

(A) Sales and Income from Operations:

	Civilian Local	Military Local	Military Export	Consolidated

March 31, 2006
Net sales	$795,430	$540,773	$497,168	$1,833,371
Loss from operations	(118,587)	(44,611)	(57,843)	(221,041)

March 31, 2005
Net sales	$459,020	$581,467	$2,643,993	$3,684,480
Income from operations	10,297	34,786	68,837	113,920

(B) Single Customers Exceeding 10% of Sales:

	For the Three Months Ended March 31, 2006		For the Three Months Ended March 31, 2005

Sales

Customer A (Military Export)	$	---	$795,168
Customer B (Military Export)	$	---	540,428
Customer C (Military Export)	$	---	515,392
Customer D (Military Local)		$427,393	---

NOTE 7	COMMITMENTS AND CONTINGENCIES

(A) Contingencies

The Company has an employment agreement with the President of the Company, pursuant to which the President is entitled to additional compensation of 1.5% of the growth in the Company’s total sales since 2002. The President, at his option, may receive shares of common stock in lieu of cash. For the year ended December 31, 2004, the President was entitled to bonus compensation in the amount of $21,102, or 42,204 shares of the Company’s common stock in lieu of such compensation (having a fair value of $48,957), which was accrued and included in other current liabilities and subsequently paid in 2005). For the three months ended March 31, 2006, there was no bonus due to the President of the Company.

DEFENSE INDUSTRIES INTERNATIONAL, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

(B) Other Matters

Mayotex Ltd., received a notification of audit from the Israeli Internal Revenue Service for the years ended December 31, 2002, 2003, and 2004. The audit is in the initial stage and the Company is unable to determine, what effect, if any, the audit will have on the consolidated financial statements.

(C) Israeli Gaza Strip Operations:

During 2004, the Israeli Government decided to evacuate the Erez Industrial Zone in the Gaza Strip where part of the Company’s operations were located. The Company had owned facilities, leased other facilities and maintained equipment and inventory within this area. In 2005, the Company moved its “light cut and sew” operation from the Erez Industrial Zone to Sderot as well as some of its webbing equipment to Nazareth. In August 2005, the Company evacuated its remaining operations and abandoned the buildings owned and leased in the Erez Industrial Zone. The Israeli Government’s decision to evacuate the Gaza Strip was supported by certain resolutions, as well as the “Evacuation Law”that was adopted by the Israeli Parliament, to compensate the Israeli Gaza Strip settlers as well as business and property owners in the Gaza Strip and in the Erez Industrial Zone, however, the amount of the compensation has not been finalized.

The Company incurred $217,477 in costs related to the evacuation of its facilities located in the Erez Industrial Zone in the Gaza Strip, which includes $89,612 in moving expenses and $127,865, of net book value for the building that was abandoned. The Company believes that it will be reimbursed in full for all costs related to the evacuation as well as the fair market value of the abandoned facilities in the Erez Industrial Zone. As a result, the Company has reclassified the net book value of the abandoned assets as well as the evacuation costs to a receivable from the State of Israel in the amount of $217,447 which is included in Other Current Assets in the Consolidated Balance Sheet at March 31, 2006 and December 31, 2005.

Since the Company believes that it will be reimbursed for the fair market value of the abandoned building, there is a potential gain contingency that will be recorded when and if realized.

NOTE 8	SUBSEQUENT EVENTS

On April 3, 2006, the Company issued 123,077 common shares having a fair value of $40,000 to the former shareholder of Owen Mills according to the business combination agreement signed on February 28, 2005.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

        Chapter 78, section 7502, subsection 1 of the Business Associations; Securities; Commodities Law of the State of Nevada empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if (i) he is not liable pursuant to Chapter 78, Section 138, which provides that a director or officer is entitled to rely on information, opinions, reports, books of account or statements prepared or presented by directors, officers or employees of the corporation reasonably believed to be reliable and competent in the matters presented, by counsel, public accountants or other persons as to matters reasonably believed to be within the preparer’s or presenter’s professional or expert competence or by a properly established committee on which the relying director or officer does not serve as to matters within the committee’s designated authority, in each case so long as the director or officer has no knowledge concerning the matter in question that would cause reliance thereon to be unwarranted, or (ii) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to section 138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

        Subsection 2 of section 7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable pursuant to section 138 or if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Subsection 3 of section 7502 further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of section 7502, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

        Chapter 78, Section 751, subsection 1 provides that any discretionary indemnification pursuant to section 7502, unless ordered by a court or advanced pursuant to subsection 2 of section 751, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders,(ii) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

        Subsection 2 of section 751 provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Section 751 also provides that the indemnification provided in Section 7502 is not deemed exclusive nor exclude any other rights to which an indemnified party may be entitled, including, without limitation, pursuant to the articles of incorporation or bylaws of the corporation.

        Article 8 of the Registrant’s Articles of Incorporation provides that it will, to the fullest extent permitted by the General Corporation Law of the State of Nevada, indemnify any and all persons whom it will have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for will not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

        Chapter 78, section 752 provides that a corporation may purchase insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

        The Registrant purchased liability insurance of the type referred to in section 752. The policy covers the Registrant with respect to its obligation to indemnify its directors and officers. In addition, the policy covers the Registrant’s directors and officers with respect to certain liabilities which are not reimbursable by the Registrant

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.	Other Expenses of Issuance and Distribution

        The expenses of the issuance and distribution of the securities being registered hereby, other than selling discounts and commissions, are estimated as follows:

Securities and Exchange Commission registration fee	$267.00
Legal fees and expenses	23,000.00
Accounting fees and expenses	4,500.00
Printing fees and expenses	200.00
Miscellaneous	33.00

Total	$28,000.00

Item 26.	Recent Sales of Unregistered Securities

        On February 28, 2005 the Registrant entered into an agreement of purchase and sale of stock with Owen Mills Company, a Los Angeles-based manufacturing and service company specializing in military and industrial sewing of marine and ballistic fabric products. Under the terms of the agreement, the Registrant purchased all of Owen Mills Company’s outstanding stock in consideration for $200,000 in cash and shares of its common stock having a value of $200,000, based on the average closing price per share of our shares of common stock for the ten trading days preceding the issuance of such shares. Under the agreement, the aggregate consideration of $400,000 will be paid by us as follows: (i) $3,333.33 each month commencing on March 31, 2005 and thereafter on the last business day of each successive month until the we have paid $200,000 to the former shareholder of Owen Mills; (ii) $40,000 in the form of shares of our common stock payable shortly after the closing of the transaction; and (iii) $160,000 in the form of shares of our common stock to be issued in four installments beginning on the last business day in February 2006 and on the anniversary of such date for the following three years. In accordance with the agreement, we issued on April 27, 2005 and on April 3, 2006, 36,463 shares and 123,077 shares of our common stock, respectively, each issuance having market value of $40,000. The issuance of shares was made pursuant to an exemption from registration under section 4(2) of the Securities Act of 1933.

         On June 15, 2005, the Registrant executed a Securities Purchase Agreement, (the “Agreement”), with Gov Financial Holdings Ltd., Multi Concept (Consultants), Ltd., Ruth Creative Business Ltd. and Avshalom Hershcovich for a $1.1 million private placement of its common stock. Pursuant to the Agreement, the Registrant agreed to issue 1,833,334 shares of its common stock to the investors at a price of $0.60 per share. The Registrant also agreed to issue the investors a right to purchase up to an aggregate of 365,000 additional shares of common stock at $0.94 per share issuable upon the exercise of warrants which exercisable until June 30, 2007 and a right to purchase up to an aggregate of 182,500 additional shares of common stock at $2.40 per share issuable upon the exercise of warrants which are exercisable until June 30, 2010. In addition, pursuant to the terms of the Agreement the investors received up to an additional 1,368,191 shares of common stock, effective June 16, 2006 because of a decrease in the share price of the Registrant’s common stock below $0.60 per share. In consideration for their services in connection with this private placement, the Registrant agreed to issue 82,133 shares of common stock, a right to purchase up to an aggregate of 60,000 additional shares of common stock at $0.94 per share issuable upon the exercise of warrants which are exercisable until June 30, 2007 and a right to purchase up to an aggregate of 20,000 additional shares of common stock at $2.40 per share issuable upon the exercise of warrants which are exercisable until June 30, 2010. The issuance of shares was made pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, since the transactions did not involve any public offering, and under Rule 506 of Regulation D under the 1933 Act, since the four purchasers of the shares (as identified in the selling shareholders section of this registration statement), all of which are accredited investors, were the only offerees.

Item 27.	Exhibits.

Exhibit Number	Description

3.1	Certificate of Incorporation (1)
3.2	Certificate of Amendment to the Certificate of Incorporation (2)
3.3	By-laws (3)
4.1	Securities Purchase Agreement dated June 15, 2005 (4)
4.2	Stockholders Agreement dated June 15, 2005 (5)
4.3	Escrow Agreement dated June 15, 2005 (6)
4.4	Form of Warrant A dated June 15, 2005 (4)
4.5	Form of Warrant B dated June 15, 2005 (4)
5	Opinion of McDonald Carano Wilson LLP (7)
10.1	Form of Settlement and Release Agreement(8)
10.2	Translation of Employment Agreement with Baruch Tosh (9)
23.1	Consent of Weinberg & Company, P.A.
23.2	Consent of McDonald Carano Wilson LLP (included in Exhibit 5)
24	Power of Attorney*

(1)	Filed as Exhibit 3 to the Registrant’s Form 10-KSB for the year ended December 31, 2001.

(2)	Filed as Appendix C to the Registrant’s Filing on Schedule 14C, filed with the Commission on December 30, 2002.

(3)	Filed as Appendix D to the Registrant’s Filing on Schedule 14C, filed with the Commission on December 30, 2002

(4)	Filed as Exhibit 10.1 to the Registrant’s Report on Form 8-K dated filed June 20, 2005.

(5)	Filed as Exhibit 10.2 to the Registrant’s Report on Form 8-K dated filed June 20, 2005.

(6)	Filed as Exhibit 10.3 to the Registrant’s Report on Form 8-K dated filed June 20, 2005.

(7)	Filed as Exhibit 5 to the Registrant’s Registration Statement on Form SB-2 dated November 30, 2005.

(8)	Filed as Exhibit 10.1 to the Registrant’s Form 10-KSB for the year ended December 31, 2003.

(9)	Filed as Exhibit 10.2 to the Registrant’s Form 10-KSB for the year ended December 31, 2003.

*	Previously filed.

Item 28.	Undertakings.

    (a)        The undersigned Registrant hereby undertakes to:

     1.        File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any diviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

    2.        For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    3.        File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    4.        For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

        (b) to (d) Intentionally omitted.

     (e)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (f)        Omitted

    (g)(2)        Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made n a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this amended registration statement to be signed on its behalf by the undersigned, in the City of Sderot, State of Israel, on June 26, 2006.

DEFENSE INDUSTRIES INTERNATIONAL, INC. By: /s/ Joseph Postbinder —————————————— Joseph Postbinder Chairman of the Board of Directors and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this amended registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Joseph Postbinder —————————————— June 26 , 2006 Joseph Postbinder Chairman of the Board of Directors and Chief Executive Officer

/s/ Baruch Tosh —————————————— June 26 , 2006 Baruch Tosh President

/s/ Meira Postbinder —————————————— Meira Postbinder Vice President of Finance and Director

* —————————————— Tsippy Moldovan Chief Financial and Accounting Officer and Director

* —————————————— Avraham Hatzor Chief Operations Officer and Director

* —————————————— Dan Zarchin Director

* —————————————— Motti Hassan Director

* BY: /s/ Baruch Tosh —————————————— Baruch Tosh (Attorney-in-fact) June 26 , 2006